     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998
                                                     REGISTRATION NO. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         BRAND SCAFFOLD SERVICES, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                  ----------

                DELAWARE                          735915                       133909681
   (State or Other Jurisdiction of     (Primary Standard Industrial          (IRS Employer
    Incorporation or Organization)      Classification Code Number)     Identification Number)

                      15450 SOUTH OUTER HIGHWAY 40, #270
                         CHESTERFIELD, MISSOURI 63017
                                (314) 519-1000
  (Address and Telephone Number of Registrant's principal executive offices)

                                JOHN M. MONTER
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       15450 SOUTH OUTER HIGHWAY 40, #270
                         CHESTERFIELD, MISSOURI 63017
                                 (314) 519-1000
           (Name, Address and Telephone Number of Agent for Service)
                                  ----------
                                  COPIES TO:
                               JOSEPH P. HADLEY
                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                                (212) 450-4000
                                  ----------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                  ----------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE       PROPOSED MAXIMUM            AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED        PER UNIT(1)     AGGREGATE OFFERING PRICE   REGISTRATION FEE(2)
----------------------------------------- ------------------ ----------------- -------------------------- --------------------
14.5% Senior Exchangeable Preferred Stock
 due 2008, $0.01 par value per share ....  1,042,460 shares        30.95               $32,269,086                $9,520
------------------------------------------------------------------------------------------------------------------------------
14.5% Junior Subordinated Exchange
 Debentures due 2008 ....................  $    134,081,362         N/A                    N/A                      N/A
------------------------------------------------------------------------------------------------------------------------------

(1)   Plus accretion from March 31, 1998.
(2)   Calculated pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains a prospectus (the "Exchange Prospectus") relating to the offer (the "Exchange Offer") for all outstanding 14.5% Senior Exchangeable Preferred Stock due 2008, par value $0.01, of Brand Scaffold Services, Inc. (the "Old Preferred Stock") in exchange for its 14.5% Senior Exchangeable Preferred Stock due 2008, par value $0.01 (the "New Preferred Stock"), which has been registered under the Securities Act of 1933, as amended. In addition, this Registration Statement contains a prospectus (the "Market-Making Prospectus") relating to certain market-making activities (the "Market-Making Activities") with respect to the New Preferred Stock which may, from time to time, be carried out by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"). The two prospectuses are identical in all material respects, except that the Market-Making Prospectus (i) has different front and back cover pages, which describe the Market-Making Activities instead of the Exchange Offer, (ii) includes a section captioned "Market-Making Activities of DLJSC," which describes the Market-Making Activities and (iii) does not include the information included in the Exchange Prospectus under the captions "Prospectus Summary--Exchange Offer," "Prospectus Summary--Consequences of Exchanging Old Preferred Stock Pursuant to the Exchange Offer," "Risk Factors--Consequences of Failure to Exchange," "Risk Factors--Exchange Offer Procedures," "The Exchange Offer" and "Plan of Distribution." In addition, certain conforming changes have been made in the Market-Making Prospectus in order to eliminate references to the Exchange Offer. The Exchange Prospectus follows immediately after this Explanatory Note and is followed by the alternative pages for the Market-Making Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED JUNE 15, 1998

PROSPECTUS

[BRAND SCAFFOLD SERVICES, INC. LOGO]

                         BRAND SCAFFOLD SERVICES, INC.

OFFER TO EXCHANGE 14.5% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2008, $0.01 PAR VALUE PER SHARE WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OUTSTANDING 14.5% SENIOR EXCHANGEABLE PREFERRED STOCK
                     DUE 2008, $0.01 PAR VALUE PER SHARE.

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
      , 1998, UNLESS EXTENDED.

     Brand Scaffold Services, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange one share of its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "New Preferred Stock"), which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (including all amendments, including post-effective amendments, and exhibits thereto, the "Registration Statement"), for each outstanding share of its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "Old Preferred Stock," and together with the New Preferred Stock, the "Preferred Stock") of which 1,042,460 shares are issued and outstanding as of the date hereof.

     The Company will accept for exchange any and all shares of Old Preferred Stock that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"),
which will be      , 1998, (20 business days following the commencement of the
Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange. See "The Exchange Offer."

     The form and terms of the New Preferred Stock are substantially identical in all material respects to the form and terms of the Old Preferred Stock except that (i) the shares of New Preferred Stock will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Preferred Stock will not be entitled to certain rights of holders of the Old Preferred Stock under the Registration Rights Agreement (as defined) which will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange."

     Holders of the Preferred Stock are entitled to receive dividends, when, as and if, declared by the Board (as defined) at a rate of 14.5% per annum on the liquidation value (initially $25.00 per share). Dividends on the Preferred Stock accrete to the liquidation value of the Preferred Stock. At March 31, 1998, the liquidation value was $30.95 per share. Subject to certain conditions, the Company may issue 14.5% Junior Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") in exchange for any or all outstanding Preferred Stock, at an exchange ratio of $1.00 of liquidation value of Preferred Stock for $1.00 principal amount of Exchange Debentures. After September 30, 2001, the Company may redeem any or all outstanding shares of the Preferred Stock at the redemption prices set forth herein. Subject to certain conditions, in the event of an Equity Offering (as defined) prior to September 30, 1999, the Company may redeem not less than all of the outstanding Preferred Stock at a price of 114.5% of liquidation value. In the event of a Change of Control (as defined in the Certificate of Designations), the Company is required to make an offer to redeem all shares of the Preferred Stock at a redemption price equal to 101% of the liquidation value. The Company is required to redeem all shares of the Preferred Stock on March 31, 2008 at a price equal to the liquidation value at such date. See "Description of Preferred Stock."

     THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF OLD PREFERRED STOCK ON OR ABOUT      , 1998.

                                                     continued on following page

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 13, "RISK FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                           PROSPECTIVE PARTICIPANTS
                             IN THE EXCHANGE OFFER.

                                --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

     The Old Preferred Stock was originally issued and sold on September 30, 1996 in transactions not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Old Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991) and K-III Communications Corporation (available May 14, 1993), the Company believes that a holder who exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Preferred Stock without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, that (i) such New Preferred Stock is acquired in the ordinary course of such holder's business,
(ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Preferred Stock and has no arrangement with any person to participate in the distribution of such New Preferred Stock, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer with the intention to participate in a distribution of the New Preferred Stock may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF NEW PREFERRED STOCK.

     The New Preferred Stock will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the New Preferred Stock or as to the ability of or price at which the holders of New Preferred Stock would be able to sell their New Preferred Stock. Future trading prices of the New Preferred Stock will depend on many factors, including, among others, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the New Preferred Stock on any securities exchange. No assurance can be given that an active public or other market will develop for the New Preferred Stock or as to the liquidity of or the trading market for the New Preferred Stock.

     THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH THIS EXCHANGE OFFER.

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company" mean (i) Brand Scaffold Services, Inc. together with its subsidiaries ("Brand") and (ii) prior to the Acquisition (as defined), Rust Scaffold Services, Inc. together with its subsidiaries ("Rust"). References to industry size and statistics contained herein, unless otherwise indicated, are derived from information provided by Cook, Holmlund & Co., Inc.

OVERVIEW

     The Company is the largest North American provider of industrial scaffolding services. The Company's services facilitate access to tall structures for on-going maintenance, turnarounds (major maintenance projects which require the complete or partial shutdown of a facility) and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company estimates that for 1997 it had a 25% market share of the $575 million North American industrial scaffolding services market and had industrial scaffolding revenues in excess of three times that of its largest competitor. The Company's turnkey services include equipment rental, labor for the erection and dismantlement of scaffolding and scaffolding design services. The Company delivers its services through an extensive field service organization of approximately 2,900 employees in 29 field offices located throughout the United States and two in Canada. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding. For the twelve months ended March 31, 1998, the Company generated revenues and Adjusted EBITDA (as defined) of $168.1 million and $31.0 million, respectively.

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. The Company believes that the necessity for on-going maintenance and turnarounds provides it with a stable, recurring revenue base.

     The Company's main customers include major integrated oil companies, independent refiners, large chemical companies, utilities and large engineering and construction firms. The Company's ten largest customers in 1997, when measured by revenue to the Company, were Exxon Corporation, Arco, Mobil Corporation, Texaco Inc., Phillips, Citgo Petroleum Corporation, Lyondell Petrochemical Company, Dupont, Houston Lighting & Power Company and Shell Oil.

     The Company believes its position as the largest supplier of industrial scaffolding services provides it with a number of competitive advantages including (i) the ability to offer national coverage to large customers, (ii) the ability to provide required personnel and scaffolding to process major turnarounds and unanticipated plant outages, (iii) higher asset utilization through the shifting of assets across regions and across its large customer base, (iv) purchasing leverage with scaffolding manufacturers, and (v) comprehensive safety training programs which have resulted in the lowest accident incident rate in the industry (the Company's total Occupational Safety and Health Administration ("OSHA") recordable injuries per 200,000 man hours were 2.3 in 1997 compared to an industry average of 12.5 in 1997) and have enabled the Company to reduce insurance costs and accident-related expenses. The Company's size also enables it to maintain its own trucking fleet and to provide a design department that specializes in the custom design of industrial scaffolding, which the Company uses to minimize the amount of scaffolding used and to maximize labor efficiency, thereby providing the Company with a competitive advantage.

THE INDUSTRY

     The $1.3 billion scaffolding services industry consists of the industrial market and the commercial market, each of which requires different types of scaffolding equipment and levels of expertise. Industrial applications generally require systems scaffolding, which is highly versatile, can be quickly erected and dismantled, is capable of conforming to irregularly shaped structures and requires a higher level of skill to erect and dismantle. Commercial applications generally require frame and brace scaffolding which is not as versatile as systems scaffolding and requires a lower level of expertise.

     Industrial Market. The North American industrial scaffolding market is approximately $575 million and is serviced predominantly by scaffolding specialists such as the Company. Although the Company estimates that 30 scaffolding specialists have revenues in excess of $1 million annually, the top six scaffolding specialists service almost one half of the total industrial market. Principal end-use industries and their estimated percent of the total industrial market for 1996 were: (i) refineries--31%; (ii) petrochemical and chemical plants--30%; (iii) utilities--17%; (iv) pulp and paper mills--11%; and
(v) other industrial users including aerospace, ship building and other industrial applications--11%. Scaffolding is used by industrial customers for on-going maintenance, turnarounds and capital projects. Among industrial applications, maintenance represents approximately 50% and turnarounds represent approximately 35% of the market. Since turnarounds may require the complete shutdown of a facility (which may lose up to $1 million of revenues per day during a turnaround), speed and reliability are key customer considerations. Safety is another important consideration for industrial customers as scaffolding contractor accident incidents are counted against a facility's safety record and may cause increases in both insurance premiums and attention by OSHA.

     Commercial Market. The North American commercial scaffolding market is approximately $725 million. Commercial scaffolding is used primarily in nonresidential construction and renovation projects. Commercial applications are generally characterized by regularly shaped structures with few contoured or angled surfaces. Due to the simple shapes required, commercial jobs generally utilize frame and brace scaffolding, a less versatile type of equipment which is not suited to industrial applications. Commercial scaffolding requires a less skilled work force and has historically been less focused on safety issues. These factors combine to make the commercial market highly fragmented with low barriers to entry.


BUSINESS STRATEGY

     The Company has developed a business strategy which it believes will enable it to profitably increase future revenues and cash flow. The key components of this strategy are:

     Leverage existing strengths. The Company's existing strengths include longstanding customer relationships, extensive equipment resources, significant labor capacity and an industry-leading safety record. These strengths have enabled the Company to gain its current substantial market share and to expand its business. The Company intends to utilize these strengths to retain its maintenance contracts and to aggressively pursue turnarounds and capital projects with its existing customers and to expand scaffolding services to such customers' other facilities.

     Target underpenetrated industrial segments. Due to the Company's leading market position and extensive service infrastructure, the Company has the capacity to service several industries in which, due to limited historical focus, the Company has had a relatively low market share. These include the chemical, utilities and pulp and paper industries. To increase its penetration in these markets, the Company has expanded its sales force, initiated incentive and training programs and created a sales management function to target opportunities and monitor the effectiveness of the sales force.

     Reduce operating costs. In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives include (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     Pursue complementary acquisitions. The Company intends to pursue complementary acquisitions where significant consolidation savings and economies of scale can be achieved. The scaffolding industry is characterized by single-office or regional companies, many of which are undercapitalized and have limited scaffolding inventories. The Company intends to focus its acquisition strategy on companies which have long-term contracts or an expertise in a certain industry or scaffolding application.

     Expand its commercial scaffolding operations. The Company intends to utilize its existing infrastructure to expand its position in the commercial market. To increase its penetration of the commercial market, the Company has targeted large-scale new construction and renovation projects, which require relatively complex scaffolding. Further, the Company has opened new offices in four cities and expanded its sales force and its inventory of frame and brace scaffolding. The Company believes its industry-leading safety record provides it with a competitive advantage in pursuing these commercial scaffolding market opportunities in the future. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, the Company expects safety to be a key consideration for commercial customers in the future.


COMPANY HISTORY AND STRUCTURE

     On September 30, 1996, DLJ Merchant Banking Partners, L.P. and certain of its affiliates ("DLJMB") and Carlisle-Brand Investors, L.P. ("Carlisle") acquired indirectly, through a series of mergers, an 80.1% equity interest (the "Acquisition") in the Company from WMI Technologies, Inc. ("WMI"). As a result of the Acquisition, the Company became a wholly owned subsidiary of DLJ Brand Holdings, Inc. ("Holdings"), in which DLJMB, Carlisle and Rust Industrial Services Inc. ("Rust Industrial"), a majority owned subsidiary of WMI, hold equity interests. In connection with the Acquisition, DLJ Capital Funding, Inc. ("DLJ Capital") and Bank of America National Trust and Savings Association ("BofA") provided $190.0 million of financing (the "Bank Facility"), comprised of three senior secured term loans and a revolving loan facility, to the Company.

     The Company is a Delaware corporation. Its executive offices are located at 15450 South Outer Highway 40, #270, Chesterfield, Missouri 63017, and its telephone number is (314) 519-1000.

                                 EXCHANGE OFFER


NEW PREFERRED STOCK.........   Up to 1,042,460 shares of New Preferred Stock.
                               The terms of the New Preferred Stock and the Old
                               Preferred Stock are substantially identical in all material respects, except that the offer of the New Preferred Stock will have been registered under the Securities Act and therefore, the New
                               Preferred Stock will not be subject to certain transfer restrictions and registration rights under the Registration Rights Agreement applicable to the Old Preferred Stock.


EXCHANGE OFFER..............   The Company is offering, upon the terms and
                               subject to the conditions of the Exchange Offer, to exchange one share of New Preferred Stock for each share of Old Preferred Stock. See "The
                               Exchange Offer" for a description of the procedures for tendering Old Preferred Stock. In connection with the Resale Agreement dated March
                               2, 1998 (the "Resale Agreement"), among DLJMB,
                               Carlisle, Rust, certain other holders of Old
                               Preferred Stock, and Donaldson, Lufkin & Jenrette
                               Securities Corporation ("DLJSC"), the Company entered into the Registration Rights Agreement
                               (the "Registration Rights Agreement") dated as of
                               March 2, 1998 among the Company and DLJSC, which grants holders of the Old Preferred Stock certain exchange and registration rights. The Exchange
                               Offer is intended to satisfy obligations of the Company under the Registration Rights Agreement.
                               The date of acceptance for exchange of the New
                               Preferred Stock will be the first business day following the Expiration Date.


TENDERS, EXPIRATION DATE;
 WITHDRAWAL.................   The Exchange Offer will expire at 5:00 p.m.,
                               New York City time, on       , 1998, or such
                               later date and time to which it is extended. The tender of Old Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Preferred Stock not accepted for exchange for any reasons will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


ACCOUNTING TREATMENT........   No gain or loss for accounting purposes will be
                               recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange
                               Offer--Accounting Treatment."


FEDERAL INCOME
 TAX CONSEQUENCES............  The exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the holders of the Preferred Stock or the Company for federal income tax purposes. See "The Exchange Offer--United States Federal Income Tax Consequences of the Exchange Offer."


USE OF PROCEEDS.............   There will be no proceeds to the Company from
                               the issuance of the New Preferred Stock pursuant to the Exchange Offer.


EXCHANGE AGENT..............   The U.S. Trust Company of Texas, N.A. is
                               serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

 CONSEQUENCES OF EXCHANGING OLD PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer (whether or not it is also an "affiliate" of the Company) that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

     By executing the Letter of Transmittal, each holder of Old Preferred Stock will represent to the Company that, among other things, (i) the New Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is such holder, (ii) neither the holder of Old Preferred Stock, nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Preferred Stock for its own account in exchange for Old Preferred Stock, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Preferred Stock and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive New Preferred Stock for its own account in exchange for Old Preferred Stock that was acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Preferred Stock prior to offering or selling such New Preferred Stock. The Company does not currently intend to take any action to register or qualify the New Preferred Stock for resale in any such jurisdictions.

     Following the consummation of the Exchange Offer, holders of Old Preferred Stock not tendered will not have any future registration rights and the Old Preferred Stock will continue to be subject to certain restrictions on transfer. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. See "The Exchange Offer--Consequences of Failure to Exchange."

     SUMMARY DESCRIPTION OF THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES

     The Exchange Offer applies to 1,042,460 shares of the Old Preferred Stock. The form and terms of the New Preferred Stock are substantially identical in all material respects to the form and terms of the Old Preferred Stock except that the shares of New Preferred Stock will have been registered under the Securities Act and thus will not be subject to certain transfer restrictions and registration rights.

THE PREFERRED STOCK


DIVIDENDS...................   The holders of the Preferred Stock are entitled
                               to receive dividends, when, as and if declared by the Board at the rate of 14.5% per annum on the liquidation value. Dividends on the Preferred
                               Stock accrete to the liquidation value of the Preferred Stock until the Cash Pay Date (as defined). The Company is restricted from declaring dividends on other securities and from redeeming or repurchasing certain junior securities unless full cumulative dividends have been paid on the Preferred Stock. See
                               "Description of Preferred Stock."


LIQUIDATION PREFERENCE......   Liquidation value plus accrued and unpaid
                               dividends. At March 31, 1998, the liquidation value was $30.95 per share.


VOTING......................   Holders of the Preferred Stock have no general
                               voting rights except as provided by law and as provided in the Certificate of Designations (as defined) therefor. The holders of Preferred Stock voting as a class are entitled to elect two directors if and whenever (i) six consecutive quarterly dividends after the Fifth Anniversary
                               (as defined) have not been paid in full, (ii) the Company has not redeemed the Preferred Stock on March 31, 2008, (iii) the Company has not offered to redeem the Preferred Stock in a timely manner following a change of control event, (iv) dividends have been paid on other securities or junior securities have been redeemed or repurchased while full cumulative dividends have not been paid on the Preferred Stock or (v) the Company's Certificate of Incorporation has been amended in a manner adverse to the holders of Preferred Stock without such holder's consent.


MANDATORY REDEMPTION........   In the event of a Change of Control (as defined
                               in the Certificate of Designations), the Company is required to make an offer to redeem all shares of Preferred Stock at a redemption price equal to 101% of the liquidation value. In addition, the Company is required to redeem all shares of Preferred Stock on March 31, 2008 at a price equal to the liquidation value at such date.


OPTIONAL REDEMPTION.........   In the event that Holdings or any affiliate of
                               the Company sells equity securities and
                               contributes the proceeds to the Company (an
                               "Equity Offering") prior to September 30, 1999, the Company may, at its option, redeem not less than all of the outstanding Preferred Stock at a price of 114.5% of the liquidation value;
                               provided that the aggregate redemption price of all the outstanding shares of Preferred Stock does not exceed the net proceeds received by the Company from such sale. After September 30, 2001, the Company may, at its option, redeem any or all outstanding shares of Preferred Stock at a price of 107.25% of the liquidation value in 2001 declining annually ratably to 100% in 2004 and thereafter.

RANKING.....................   The Preferred Stock shall, with respect to
                               dividend rights and rights on liquidation, dissolution and winding up, rank senior to all classes or series of equity securities of the Company, including the Company's common stock, $0.01 par value ("Common Stock"), and each other class of capital stock of the Company, the terms of which provide that such class shall rank junior to the Preferred Stock or the terms of which do not specify any rank relative to the Preferred Stock.


EXCHANGE FEATURE............   Subject to certain conditions, the Company may
                               issue 14.5% Junior Subordinated Exchange
                               Debentures in exchange for any or all outstanding
                               Preferred Stock, at an exchange ratio of $1.00 of liquidation value of Preferred Stock for $1.00 principal amount of Exchange Debentures.


THE EXCHANGE DEBENTURES


MATURITY DATE...............   March 31, 2008


INTEREST RATE...............   14.5% effective annual rate payable quarterly.
                               Prior to the Cash Pay Date, quarterly interest will be payable solely in the form of additional
                               Exchange Debentures. After the Cash Pay Date, interest will be payable in cash.


OPTIONAL REDEMPTION.........   The Securities are redeemable at any time after
                               September 30, 2001 at the option of the Company, in whole or in part, at certain redemption prices set forth herein. In addition, at the option of the Company, prior to September 30, 1999, the Company may redeem outstanding Exchange
                               Debentures, in whole or in part (pro rata from each holder thereof), at a purchase price equal to 114.5% of the principal amount of the Exchange
                               Debentures so redeemed plus accrued and unpaid cash interest, if any, to the date of redemption with the proceeds of an Equity Offering.


CHANGE OF CONTROL...........   In the event of a Change of Control that
                               constitutes a Repurchase Event (each, as defined in the Certificate of Designations), each holder of Exchange Debentures will have the right to require the Company to repurchase its Exchange
                               Debentures at a purchase price equal to 101% of the principal amount of the Exchange Debentures so redeemed plus accrued and unpaid interest, if any.


RANKING.....................   The Exchange Debentures will be general
                               unsecured obligations of the Company and will be subordinated in right of payment to the prior payment of all indebtedness of the Company that is not expressly made pari passu with or junior to the Exchange Debentures.


CERTAIN COVENANTS...........   The Exchange Debentures, if issued, will be
                               issued pursuant to an indenture which will contain certain customary covenants which, among other things, relate to (i) the payment of princi-pal, premium and interest on the Exchange
                               Debentures, (ii) the maintenance of an office for payments, (iii) the appointment of a paying agent, (iv) lists of Exchange Debenture holders,
                               (v) the filing of reports, (vi) limitations on certain payments by the Company and (vii) limitations on the Company's ability to merge, consolidate or sell all or substantially all its assets.


                                  RISK FACTORS

     Prospective investors in the New Preferred Stock should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                            SUMMARY FINANCIAL DATA

     The following table presents (i) summary historical financial data of Rust, prior to the Acquisition ("Predecessor") for the year ended December 31, 1995 and for the nine months ended September 30, 1996, (ii) summary historical financial data of Brand, after the Acquisition ("Successor"), for the three months ended December 31, 1996, the year ended December 31, 1997, the three months ended March 31, 1998 and as of December 31, 1996, December 31, 1997 and March 31, 1998 and (iii) summary pro forma combined financial data for the year ended December 31, 1996. The summary historical financial data as of and for the year ended December 31, 1995 and for the nine months ended September 30, 1996 has been derived from the audited financial statements of Predecessor. The summary historical financial data as of and for the three months ended December 31, 1996 and the year ended December 31, 1997 has been derived from the audited financial statements of Successor. The summary historical financial data as of and for the three months ended March 31, 1998 has been derived from the unaudited financial statements of Successor. The summary pro forma combined financial data for the year ended December 31, 1996 has been derived from the audited financial statements of Predecessor and Successor but has not been audited as presented. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.



                                          PREDECESSOR                                  SUCCESSOR
                                 ------------------------------ -------------------------------------------------------
                                      YEAR        NINE MONTHS    THREE MONTHS                   YEAR       THREE MONTHS
                                      ENDED          ENDED           ENDED      PRO FORMA       ENDED         ENDED
                                  DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,    COMBINED   DECEMBER 31,    MARCH 31,
                                      1995            1996           1996        1996 (1)       1997           1998
                                 -------------- --------------- -------------- ----------- -------------- -------------
                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA: (2)
Revenue ........................    $193,829       $124,769        $44,412      $169,181      $160,660      $ 50,690
Operating Expenses .............     138,968         89,073         34,170       126,751       122,638        38,814
                                    --------       --------        -------      --------      --------      --------
 Gross Profit ..................      54,861         35,696         10,242        42,430        38,022        11,876
Selling and Administrative
 Expenses ......................      25,807         15,825          4,743        20,568        25,840         5,986
Nonrecurring Start-up
 Expenses ......................          --             --             --            --         2,498            --
                                    --------       --------        -------      --------      --------      --------
Operating Income ...............      29,054         19,871          5,499        21,862         9,684         5,890
Interest Expense ...............       9,444          7,872          4,504        15,846        15,422         4,057
Interest Income ................      (1,012)          (482)          (195)         (677)         (397)         (125)
Other Expense, Net (3) .........         853            708             --           708            --            --
                                    --------       --------        -------      --------      --------      --------
 Pretax Income (Loss) ..........      19,769         11,773          1,190         5,985        (5,341)        1,958
Provision for
 Income Tax ....................       8,300          4,813            525         2,633            --            --
Extraordinary Loss, Net of
 Tax ...........................          --             --             --            --            --         4,329
                                    --------       --------        -------      --------      --------      --------
Net Income (Loss) ..............    $ 11,469       $  6,960        $   665      $  3,352      $ (5,341)     $ (2,371)
                                    ========       ========        =======      ========      ========      ========
OTHER DATA: (2)
EBITDA (4) .....................    $ 36,803       $ 25,832        $ 8,398      $ 34,230      $ 24,507      $  9,009
Adjusted
 EBITDA (4) (5) ................      36,803         25,832          9,387        35,219        29,629        10,498
Cash flow from operations             35,587         28,478          4,966         6,482        11,983          (171)
Depreciation and
 Amortization ..................       8,602          6,669          3,567        14,468        13,294         3,334
Cash Interest Expense (6)              9,444          7,872          3,836        15,178        14,453         3,842
                                    --------       --------        -------      --------      --------      --------
Ratio of Adjusted
 EBITDA to
 Cash Interest
 Expense (4) (5) (6) ...........         3.9x           3.3x           2.4x          2.3x          2.1x          2.7x
Capital Expenditures
 Maintenance ...................    $  2,755       $    512        $    97      $    609      $  3,024      $  1,795
 Expansion .....................       5,847          1,298            111         1,409         6,733         1,952
                                    --------       --------        -------      --------      --------      --------
  Total ........................    $  8,602       $  1,810        $   208      $  2,018      $  9,757      $  3,747
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (7) .................         3.0x           2.4x                                        .5x          1.2x

                                                                     SUCCESSOR
                                                      ----------------------------------------
                                                          AT DECEMBER 31,
                                                      ------------------------    AT MARCH 31,
                                                         1996          1997           1998
                                                      ----------   -----------   -------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA: (2)
Working Capital ...................................    $ 12,656     $  4,207       $ 19,541
Total Assets ......................................     204,266      197,543        204,148
Debt (including current portion) ..................     158,000      154,250        161,000
14.5% Senior Exchangeable Preferred Stock .........      25,906       31,140         32,268
Stockholder's Equity (Deficit) ....................       4,247       (5,176)        (8,542)

----------
(1) Pro forma combined 1996 financial data gives effect to the Acquisition, including related expenses, as if it had occurred on January 1, 1996. Amounts have been derived from the results for Predecessor for the nine months ended September 30, 1996 and for the Successor for the three months ended December 31, 1996 plus certain adjustments: an increase of interest expense of $3,470,000 and an increase in depreciation and amortization of $4,218,000, as well as the related tax impact. These amounts are not necessarily indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.
(2) The Acquisition had a significant impact on the Company's financial position and results of operations. Consequently, the financial data for and as of dates prior to the Acquisition may not be directly comparable to corresponding information for and as of dates after the Acquisition.
(3) Since the Acquisition, the Company has not separately classified other income and expense and has included it in selling and administrative expenses because such amounts have been immaterial.
(4) EBITDA is defined as earnings before nonrecurring start-up expenses, interest income, cash interest expense, income taxes, depreciation and amortization. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(5) Adjusted EBITDA reflects the cash impact of two items that are not reflected in the income statement. First, in connection with the Acquisition, the Company entered into a Transitional Services Agreement with WMI and Rust. In consideration of certain services to be rendered by the Company and the licenses and preferred customer status granted by the Company, WMI agreed to pay the Company $725,000 per quarter for the quarter ending December 31, 1996 through the quarter ending September 30, 1999 ($2,900,000 for three years or $8,700,000 in total) (the "WMI Payments"). For the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998, the WMI Payments were $725,000, $2,900,000 and $725,000, respectively. The portion of the WMI Payments directly offsetting expenses of the Company is recognized in EBITDA. Adjusted EBITDA is increased by the portion of the WMI Payments not reflected in EBITDA or $362,000, $2,200,000 and $675,000 for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. Second, in connection with the Acquisition, WMI assumed liabilities for all claims arising from accidents which occurred on or before September 30, 1996. As a result of having no liability for accidents which occurred prior to the Acquisition, the amounts expensed by the Company for accident-related claims occurring since the Acquisition exceed the cash payments for accident-related claims. The Company recorded claims expense of $1,189,000, $5,927,000 and $1,589,000, for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, but had cash expenditures related to these items of $562,000, $3,005,000 and $775,000, respectively. Adjusted EBITDA for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998 is therefore increased by the portion of claims expense not paid in cash, or $627,000, $2,922,000 and $814,000, respectively. The total of the adjustments for the WMI Payments and the non-cash claims for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998 is an increase of $989,000, $5,122,000 and $1,489,000, respectively.
(6) Cash interest expense represents total interest expense less amortization of deferred financing fees of $668,000 for the three months ended December 31, 1996, $969,000 for the year ended December 31, 1997 and $214,000 for the three months ended March 31, 1998.
(7) For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs, and preferred stock dividends.

                                 RISK FACTORS

     In addition to the other matters described in this Prospectus, prospective purchasers of the New Preferred Stock offered hereby should consider the specific factors set forth below.

     The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the industrial and commercial scaffolding industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company is highly leveraged. As of March 31, 1998, the Company's total long-term debt was $161.0 million. The degree to which the Company is leveraged could have important consequences to holders of the Preferred Stock, including
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and expansion plans; and (iii) the Company may be more vulnerable to a downturn in general economic conditions or its business. The Company's borrowings under the Bank Facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates. Further, the discretion of the Company's management with respect to certain business matters will be limited by covenants contained in the Indenture (as defined) and the Bank Facility.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control and to the ability of the Company to access payments and advances from its subsidiaries in amounts and at times sufficient to fund its debt obligations. Further, there can be no assurance that the Company's operating results or access to payments and advances from its subsidiaries will be sufficient for payment of the Company's indebtedness.


RESTRICTIVE COVENANTS

     Among other things, the covenants contained in the agreements governing the Company's indebtedness restrict, condition or prohibit the Company from incurring additional indebtedness, creating liens on its assets, making certain asset dispositions, entering into transactions with affiliates, merging or consolidating with any other person or selling, assigning, transferring, leasing, conveying or otherwise disposing of substantially all assets of the Company. In addition, the Bank Facility contains financial and operating covenants and prohibitions, including requirements that the Company maintain certain financial ratios and use a portion of excess cash flow and proceeds of assets sales to repay indebtedness under such facility. There can be no assurance that the Company's leverage and such restrictions will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the Indenture or any other agreements with respect to additional financing (including the Bank Facility or any replacement facility) could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross acceleration or cross default provisions. See "Description of Bank Facility" and "Description of Notes."

     Both the Bank Facility and the Notes (as defined) would restrict the Company's ability to pay cash dividends on or to redeem the Preferred Stock.

     As of December 31, 1997, the Company was not in compliance with certain covenants in the Bank Facility. The Company obtained waivers of such covenant violations from the lenders under the Bank Facility. The Company also obtained an amendment to the Bank Facility which became effective upon the consummation of the Old Note Offering and, among other things, reset the financial ratios and financial tests required to be met thereunder to levels that are more consistent with the Company's capital structure following the Old Note Offering (as defined) and its current and expected financial performance. However, there can be no assurance that the Company will not be required to seek waivers in the future or that such waivers will be granted. See "Description of Bank Facility."


SUBORDINATION; DEPENDENCE ON SUBSIDIARIES

     The Preferred Stock and, if issued, the Exchange Debentures will be effectively subordinated to all current and future senior indebtedness, including indebtedness under the Bank Facility and the Notes, to the extent of any pledged assets. The Company's obligations under the Bank Facility are secured by a pledge of substantially all of the assets of the Company and its subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Preferred Stock only after all indebtedness under the Bank Facility and all other senior indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the shares of Preferred Stock then outstanding. The Company's U.S. subsidiaries have issued guarantees under the Bank Facility. As of March 31, 1998, the Company had $31.0 million of senior indebtedness outstanding. In addition, as of March 31, 1998, the Company had $16.2 million in unused senior secured borrowing capacity under the Bank Facility.

     In addition, the operations of the Company are conducted primarily through its subsidiaries. Therefore, the Company's ability to make required payments with respect to the Company's obligations, including the Preferred Stock, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Preferred Stock is an obligation of the Company only, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Preferred Stock or to make funds available therefor in the form of dividends or advances to the Company. Furthermore, the Preferred Stock effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of holders of Preferred Stock to participate in those assets) effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1998, the Company's subsidiaries had no indebtedness outstanding other than intercompany indebtedness and certain capital lease obligations.

EFFECTS OF SEASONALITY AND CYCLICALITY

     The market for industrial scaffolding services experiences seasonal fluctuations in demand. In particular, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. Similar patterns are evidenced for utilities. While the Company may be able to take advantage of differing seasonal patterns in other industries and, in particular, in the commercial scaffolding market, seasonality may lead to low inventory utilization during periods of low demand and an inability to fully service all of the Company's customers in periods of high demand. In addition, seasonality may lead to price fluctuations and periods of low cash flow.

     Historically, the market for industrial scaffolding services has experienced a degree of cyclicality. In particular, demand for nonresidential construction and capital projects is highly cyclical. In addition, when refining products are in high demand or the price of pulp are high, refineries and pulp and paper mills often delay turnarounds. It does not appear that any areas of the Company's business exhibit a significant degree of counter-cyclicality that would offset these effects. This cyclicality could have a material adverse effect on the Company.


CONCENTRATION OF CUSTOMERS

     The Company's top ten customers accounted for approximately 36% of total revenues during 1997. The largest customer, Exxon Corporation ("Exxon"), accounted for approximately 17% of the Company's revenues. The loss of any of these customers could have a material adverse effect on the Company.


COMPETITION

     The Company currently faces competition from other existing scaffolding services providers, including entities providing substantially similar services, some of which have significantly greater resources than the Company. The Company also competes with larger engineering and construction ("E&C") firms. While the Company believes that it currently has a dominant position in the industrial scaffolding market, there can be no assurance that the Company will be able to increase or maintain its market share.


DEPENDENCE ON LABOR

     The Company's business has a high labor content and, as a result, the Company's financial performance is affected by the availability of qualified personnel and the cost of labor. In recent years, unemployment rates have reached unusually low levels leading to lower availability of labor and to wage inflation. In particular, the supply of labor has been low relative to demand in the Gulf Coast Region, in which the Company has significant operations. While the Company has been successful in hiring workers for its projects and does not believe that contraction of the labor market has had a material adverse effect on its financial performance, there can be no assurance that sufficient labor will be available in the future or that the cost of labor will not rise, either of which could have an adverse effect on the Company.

     Approximately 25% of the Company's employees are represented by labor unions. There can be no assurance that strikes or other types of conflicts with unions or personnel will not arise or that the Company will not become a target for further union organizing activity. Since the Company's business has a high labor content, any such activity could have a material adverse effect on the Company.


DEPENDENCE ON CERTAIN INDUSTRIES

     The Company's financial performance is dependent upon the continued viability and financial stability of its customers, which are in turn substantially dependent on the viability and financial stability of the oil, petrochemical, chemical, utilities, pulp and paper and construction industries. In addition, many of the Company's customers are affected by general economic conditions. The factors affecting these industries in general, and the Company's customers in particular, could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success depends to a large extent upon the continued services of its senior management and certain individuals with critical client relationships. The loss of the services of any such employee could have a material adverse effect on the Company. The Company does not maintain "key man" insurance with respect to any such individuals.


ACQUISITION STRATEGY

     The Company intends to pursue an acquisition strategy, expanding its business by acquiring other scaffolding providers. The various risks associated with pursuing an acquisition strategy of this nature include problems inherent in integrating new businesses such as potential loss of customers and key personnel and potential disruption of operations. There also can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions. In addition, acquisitions may be limited by restrictions in the Company's indebtedness.


POSSIBLE INABILITY TO REPURCHASE PREFERRED STOCK UPON A CHANGE OF CONTROL

     Upon a Change of Control, the Company is required to make an offer to repurchase all of the shares of Preferred Stock or, if issued, Exchange Debentures then outstanding at a redemption price equal to 101% of the liquidation value, together with accrued and unpaid cash dividends thereon. However, the Company's ability to repurchase the Preferred Stock upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. Furthermore, under the Bank Facility, a "Change in Control" (as defined therein) would constitute an event of default, causing acceleration of all payments required thereunder. In addition, the Company may not have adequate financial resources to effect such a repurchase, and there can be no assurance that the Company would be able to obtain such resources. Pursuant to the Indenture, upon a "Change of Control" (as defined therein) each holder of the Notes will have the right to require the Company to repurchase any or all of the Notes owned by such holder at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an event of default under the Indenture. In addition, no funds would be available for redemption of the Preferred Stock until such repurchase of Notes is completed.

     With respect to the sale of assets referred to in the definition of "Change of Control" in the Certificate of Designations, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Preferred Stock is subject to repurchase.

     The Change of Control provision may not necessarily afford the holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions.


LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The New Preferred Stock will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the New Preferred Stock or as to the ability of or price at which the holders of New Preferred Stock would be able to sell their New Preferred Stock. Future trading prices of the New Preferred Stock will depend on many factors, including, among others, the Company's operating results and the market for similar securities. The

Company does not intend to apply for listing of the New Preferred Stock on any securities exchange. No assurance can be given that an active public or other market will develop for the New Preferred Stock or as to the liquidity of or the trading market for the New Preferred Stock.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Preferred Stock who do not exchange their Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Stock. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Stock under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the Commission, New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Eligible holders wishing to accept the Exchange Offer must represent to the Company that (i) the New Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is such holder, (ii) neither the holder of Old Preferred Stock nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive New Preferred Stock for its own account in exchange for Old Preferred Stock, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the New Preferred Stock and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 or if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer (whether or not it is also an "affiliate") that receives New Preferred Stock for its own account pursuant to the Exchange Offer must represent that the Old Preferred Stock tendered in exchange therefor was acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Preferred Stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the New Preferred Stock for resale in any such jurisdictions.

     In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Preferred Stock under the Securities Act or any applicable securities laws. In such event, holders of Old Preferred Stock seeking liquidity in their investment would have to rely on exemptions to the registration requirements under such laws. The Old Preferred Stock currently may be sold to "Qualified Institutional Buyers" and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities

Act without registration under the Securities Act. To the extent that Old Preferred Stock is tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Preferred Stock outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Preferred Stock.


EXCHANGE OFFER PROCEDURES


     To participate in the Exchange Offer, and avoid the restrictions on Old Preferred Stock, each holder of Old Preferred Stock must transmit a properly completed Letter of Transmittal (or acknowledge receipt of and agree to be bound by such Letter of Transmittal through the Automated Tender Offer Program (the "ATOP") of the Depository Trust Company ("DTC")) and all other documents required by such Letter of Transmittal, to the U.S. Trust Company of Texas, N.A. at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Preferred Stock must be received by the Exchange Agent, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the holder must comply with the guaranteed delivery procedures. See "The Exchange Offer."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.


                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER

     In connection with the Resale Agreement, the Company entered into the Registration Rights Agreement, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 180 days after March 2, 1998 (the "Resale Date"), (ii) use its best efforts to cause the Registration Statement to become effective within 240 days after the Resale Date and (iii) cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11,
1991) and K-III Communications Corporation (available May 14, 1993), the Company believes that a holder who exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Preferred Stock without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such New Preferred Stock is acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Preferred Stock and has no arrangement with any person to participate in the distribution of such New Preferred Stock, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer with the intention to participate in a distribution of the New Preferred Stock may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock (other than a resale of an unsold allotment from the original sale of Old Preferred Stock) received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. For each share of Old Preferred Stock tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date, the Company will issue one share of New Preferred Stock. Holders may tender some or all of their shares of Old Preferred Stock pursuant to the Exchange Offer.

     The terms of the New Preferred Stock and the Old Preferred Stock are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the New Preferred Stock will not bear legends restricting the transfer of such New Preferred Stock, and (ii) holders of the New Preferred Stock will not be entitled to any of the registration rights of holders of Old Preferred Stock under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer.

     As of the date of this Prospectus, 1,042,460 shares of Old Preferred Stock are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Preferred Stock.

     Holders of Old Preferred Stock do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Shares of Old Preferred Stock which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, each share of Old Preferred Stock properly tendered and not withdrawn and will issue one share of New Preferred Stock in exchange therefor promptly after acceptance of the Old Preferred Stock. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Preferred Stock for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Preferred Stock from the Company.

     In all cases, issuance of New Preferred Stock for Old Preferred Stock that is accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Preferred Stock, a properly completed and duly executed Letter of Transmittal (receipt of such Letter of Transmittal by the Exchange Agent is not necessary if the holder of such Old Preferred Stock has acknowledged receipt of and agreed to be bound by such Letter of Transmittal through the ATOP of DTC) and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Preferred Stock is not accepted for any reason set forth in the terms and conditions of the Exchange Offer, certificates for any such unaccepted or nonexchanged Old Preferred Stock will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Holders who tender shares of Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
   , 1998 (20 business days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any shares of Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Preferred Stock of such amendment.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


DIVIDENDS ON THE NEW PREFERRED STOCK

     Holders of the New Preferred Stock shall be entitled to receive, when, as and if declared by the Board, dividends at the rate of 14.5% per annum on the liquidation value, which shall be identical to the liquidation value of the Old Preferred Stock. Dividends shall accrete to the liquidation value of the New Preferred Stock until the Cash Pay Date. Following the Cash Pay Date, dividends will be payable in cash.


CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any shares of New Preferred Stock for any shares of Old Preferred Stock, and may terminate or amend the Exchange Offer before the acceptance of any shares of Old Preferred Stock for exchange, if: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any shares of Old Preferred Stock and return all tendered shares of Old Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all shares of Old Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such shares of Old Preferred Stock to withdraw their tendered shares of Old Preferred Stock, or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered shares of Old Preferred Stock which have not been withdrawn. If the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights will be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.


PROCEDURES FOR TENDERING

     Only a holder of Old Preferred Stock may tender such Old Preferred Stock in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile (unless such holder acknowledges receipt of and agrees to be bound by such Letter of Transmittal through the ATOP of DTC), together with the Old Preferred Stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such New Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such New Preferred Stock. See "Plan of Distribution."

     The tender of Old Preferred Stock by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) whose Old Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Preferred Stock, either make appropriate arrangement to register ownership of the Old Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Preferred Stock tendered pursuant thereto is tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If a person other than the registered holder of any shares of Old Preferred Stock listed therein signs the Letter of Transmittal, such shares of Old Preferred Stock must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such shares of Old Preferred Stock, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any shares of Old Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Preferred Stock and withdrawal of tendered Old Preferred Stock and the Company's determination will be final and binding. The Company reserves the absolute right to reject any and all Old Preferred Stock not properly tendered or any Old Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Preferred Stock that remains outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, to purchase Old Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the shares of New Preferred Stock to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Stock and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.


BOOK-ENTRY TRANSFER

     Within two business days after the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Preferred Stock at the book-entry transfer facility for the Old Preferred Stock, DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Preferred Stock by causing DTC to transfer such Old Preferred Stock into the Exchange Agent's account with respect to the Old Preferred Stock in accordance with DTC's procedures for such transfer. Effecting transfers through DTC eliminates the need to deliver a Letter of Transmittal to the Exchange Agent. Through the ATOP of DTC, holders can acknowledge receipt of and agree to be bound by such Letter of Transmittal.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock is not immediately available, (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedures for book-entry transfer of Old Preferred Stock to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such shares of Old Preferred Stock (if possible) and the aggregate number of shares of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the shares of Old Preferred Stock and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such shares of Old Preferred Stock into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered shares of Old Preferred Stock in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Preferred Stock into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Preferred Stock according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Preferred Stock in the Exchange Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the shares of Old Preferred Stock to be withdrawn (including the certificate number or numbers and aggregate number of such shares of Old Preferred Stock), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including any required signature guarantees) and (iv) specify the name in which any such shares of Old Preferred Stock are to be registered, if different from that of the Depositor. If shares of Old Preferred Stock have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Old Preferred Stock or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Preferred Stock will be issued with respect thereto unless the Old Preferred Stock so withdrawn is validly retendered. Any shares of Old Preferred Stock which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.


UNTENDERED OLD PREFERRED STOCK

     Holders of Old Preferred Stock whose Old Preferred Stock is not tendered or is tendered but not accepted in the Exchange Offer will continue to hold such Old Preferred Stock and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the Exchange Offer, the holders of Old Preferred Stock will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Preferred Stock may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that shares of Old Preferred Stock are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted shares of Old Preferred Stock could be adversely affected.


EXCHANGE AGENT

     U.S. Trust Company of Texas, N.A., has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Mail, Overnight Courier or Hand:


                       U.S. Trust Company of Texas, N.A.
                          2001 Ross Avenue, Suite 2700
                                Dallas, TX 75201
                      Attention: Corporate Trust Division
                   (registered or certified mail recommended)
                           Telephone: (214) 754-1255
                           Facsimile: (214) 754-1303

     Delivery to an address other than as set forth above or transmission of instructions via facsimile to a number other than as set forth above will not constitute a valid delivery.


FEES AND EXPENSES

     The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by telegraph, facsimile transmission, telephone or in person.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


     The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay any and all transfer taxes applicable to the exchange of Old Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing New Preferred Stock or Old Preferred Stock for shares not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the shares of Old Preferred Stock tendered, or if tendered shares of Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Stock pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing New Preferred Stock will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their shares of Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered shares of Old Preferred

Stock and, accordingly, such shares of Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Preferred Stock pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the shares of Old Preferred Stock may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Stock under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991) and K-III Communications Corporation (available May 14, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Company believes that a holder who exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Preferred Stock without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, however, that (i) such New Preferred Stock is acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Preferred Stock and has no arrangement with any person to participate in the distribution of such New Preferred Stock, and (iii) such holder is not an affiliate of the Company (as defined under rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer with the intention to participate in a distribution of the New Preferred Stock may not rely on the staff's position enunciated in the Exchange Offer No-Action Letters or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution." The New Preferred Stock may not be offered or sold unless it has been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the New Preferred Stock in any jurisdiction requested by the holders, subject to certain limitations. To the extent the Old Preferred Stock is tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Preferred Stock could be adversely affected.


RESALE OF THE NEW PREFERRED STOCK

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Preferred Stock would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Preferred Stock who intends to participate in the Exchange Offer for the purpose of distributing the New Preferred Stock (i) would not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Preferred Stock in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Preferred Stock unless such sale or transfer is made pursuant to an exemption from such requirements. By executing the Letter of Transmittal, each holder of the Old Preferred Stock will represent that (i) it is not an affiliate of the Company or if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any shares of New Preferred Stock to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Stock. In addition, in connection with any resales of New Preferred Stock, any broker-dealer (a "Participating Broker-Dealer") who acquired the New Preferred Stock for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The

Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Preferred Stock (other than a resale of an unsold allotment from the original sale of the Old Preferred Stock) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such New Preferred Stock.


OTHER


     PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY AND HOLDERS SHOULD CAREFULLY CONSIDER WHETHER TO ACCEPT. HOLDERS OF SHARES OF OLD PREFERRED STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR OWN DECISIONS ON WHAT ACTION TO TAKE.


     Upon consummation of the Exchange Offer, holders who were not prohibited from participating in the Exchange Offer and who did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock and such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Preferred Stock may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.


ACCOUNTING TREATMENT


     The Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER


     The exchange of Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer will not result in any United States federal income tax consequences to holders. When a holder exchanges a share of Old Preferred Stock for a share of New Preferred Stock pursuant to the Exchange Offer, the holder will have the same adjusted basis and holding period in the share of New Preferred Stock as in the share of Old Preferred Stock immediately before the exchange. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. HOLDERS OF THE OLD PREFERRED STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER.

                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1998. This table should be read in conjunction with the consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.




                                                                   AS OF MARCH 31, 1998
                                                                 -----------------------
                                                                  (DOLLARS IN THOUSANDS)
Long-term Debt (including current portion):
 Bank Facility
   Term Facilities ............................................           30,000
   Revolving Facility(1) ......................................            1,000
   10 1/4% Senior Notes due 2008 ..............................          130,000
                                                                         -------
   Total Long-term Debt .......................................          161,000
14.5% Senior Exchangeable Preferred;
 1,250,000 shares authorized; 1,042,460 shares issued .........           32,268
Stockholder's Deficit .........................................           (8,542)
                                                                         -------
   Total Capitalization .......................................          184,726
                                                                         =======

----------
(1) The Company has $7.1 million of letters of credit outstanding to cover insurance commitments for the policy year October 1, 1997 to September 30, 1998 and $0.4 million which allows the beneficiary, Lyondell-Citgo Refining Company Ltd., to pay all amounts due the Company in full without withholding a retention amount.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents (i) selected historical financial data of Predecessor as of and for each of the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, (ii) selected historical financial data of Successor, for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and (iii) selected pro forma combined financial data for the year ended December 31, 1996. The selected historical financial data as of and for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 has been derived from the audited financial statements of Predecessor. The selected historical financial data as of and for the year ended December 31, 1993 has been derived from the unaudited financial statements of Predecessor. The selected historical financial data as of and for the three months ended December 31, 1996 and the year ended December 31, 1997 has been derived from the audited financial statements of Successor. The selected historical financial data as of and for the three months ended March 31, 1997 and 1998 has been derived from the unaudited financial statements of Successor. The selected pro forma combined financial data for the year ended December 31, 1996 has been derived from the audited financial statements of Predecessor and Successor but has not been audited as presented. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Offering Memorandum.



                                                   PREDECESSOR
                               ---------------------------------------------------
                                                                         NINE
                                                                        MONTHS
                                     YEAR ENDED DECEMBER 31,            ENDED
                               -----------------------------------  SEPTEMBER 30,
                                   1993        1994        1995          1996
                               ----------- ----------- ----------- ---------------
                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA: (2)
Revenue ......................  $188,972    $182,372    $193,829      $124,769
Operating Expenses ...........   133,284     129,045     138,968        89,073
                                --------    --------    --------      --------
 Gross Profit ................    55,688      53,327      54,861        35,696
Selling and
 Administrative
 Expenses ....................    22,824      27,111      25,807        15,825
Nonrecurring Start-up
 Expenses ....................        --          --          --            --
                                --------    --------    --------      --------
Operating Income .............    32,864      26,216      29,054        19,871
Interest Expense .............     8,534       9,655       9,444         7,872
Interest Income ..............      (301)       (707)     (1,012)         (482)
Other Expense, Net (3) .......        --         813         853           708
                                --------    --------    --------      --------
 Pretax Income (Loss).........    24,631      16,455      19,769        11,773
Provision for Income
 Tax .........................     9,761       7,200       8,300         4,813
 Extraordinary Loss,
  Net of Tax .................        --          --          --            --
                                --------    --------    --------      --------
 Net Income (Loss) ...........  $ 14,870    $  9,255    $ 11,469      $  6,960
                                ========    ========    ========      ========
OTHER DATA: (2)
EBITDA (4) ...................  $ 41,751    $ 33,956    $ 36,803      $ 25,832
Adjusted
 EBITDA (4) (5) ..............    41,751      33,956      36,803        25,832
Cash flow from
 operations ..................    17,088      22,234      35,587        28,478
Depreciation and
 Amortization ................     8,887       8,553       8,602         6,669
Cash Interest Expense (6)          8,534       9,655       9,444         7,872
Ratio of Adjusted
 EBITDA to Cash
 Interest Expense (4)
 (5) (6) .....................       4.9x        3.5x        3.9x          3.3x
Capital Expenditures
 Maintenance .................  $  4,494    $  3,368    $  2,755      $    512
 Expansion ...................     7,523       7,691       5,847         1,298
                                --------    --------    --------      --------
 Total .......................  $ 12,017    $ 11,059    $  8,602      $  1,810
Ratio of Earnings to
 Combined Fixed
 Charges and Preferred
 Stock Dividends (7) .........       3.8x        2.6x        3.0x          2.4x



                                                            SUCCESSOR
                               -------------------------------------------------------------------
                                    THREE                                    THREE        THREE
                                   MONTHS          PRO          YEAR         MONTHS      MONTHS
                                    ENDED         FORMA         ENDED        ENDED        ENDED
                                DECEMBER 31,    COMBINED    DECEMBER 31,   MARCH 31,    MARCH 31,
                                    1996        1996 (1)        1997          1997        1998
                               -------------- ------------ -------------- ----------- ------------
                                                     (DOLLARS IN THOUSANDS)
Revenue ......................    $44,412       $169,181      $160,660      $43,203     $ 50,690
Operating Expenses ...........     34,170        126,751       122,638       31,751       38,814
                                  -------       --------      --------      -------     --------
 Gross Profit ................     10,242         42,430        38,022       11,452       11,876
Selling and
 Administrative
 Expenses ....................      4,743         20,568        25,840        5,927        5,986
Nonrecurring Start-up
 Expenses ....................         --             --         2,498           --           --
                                  -------       --------      --------      -------     --------
Operating Income .............      5,499         21,862         9,684        5,525        5,890
Interest Expense .............      4,504         15,846        15,422        3,763        4,057
Interest Income ..............       (195)          (677)         (397)        (120)        (125)
Other Expense, Net (3) .......         --            708            --           --           --
                                  -------       --------      --------      -------     --------
 Pretax Income (Loss).........      1,190          5,985        (5,341)       1,882        1,958
Provision for Income
 Tax .........................        525          2,633            --           --           --
 Extraordinary Loss,
  Net of Tax .................         --             --            --           --        4,329
                                  -------       --------      --------      -------     --------
 Net Income (Loss) ...........    $   665       $  3,352      $ (5,341)     $ 1,882     $ (2,371)
                                  =======       ========      ========      =======     ========
OTHER DATA: (2)
EBITDA (4) ...................    $ 8,398       $ 34,230      $ 24,507      $ 8,420     $  9,009
Adjusted
 EBITDA (4) (5) ..............      9,387         35,219        29,629        9,101       10,498
Cash flow from
 operations ..................      4,966          6,482        11,983          560         (171)
Depreciation and
 Amortization ................      3,567         14,468        13,294        3,138        3,334
Cash Interest Expense (6)           3,836         15,178        14,453        3,520        3,842
Ratio of Adjusted
 EBITDA to Cash
 Interest Expense (4)
 (5) (6) .....................        2.4x           2.3x          2.1x         2.6x         2.7x
Capital Expenditures
 Maintenance .................    $    97       $    609      $  3,024      $ 1,509     $  1,795
 Expansion ...................        111          1,409         6,733        1,640        1,952
                                  -------       --------      --------      -------     --------
 Total .......................    $   208       $  2,018      $  9,757      $ 3,149     $  3,747
Ratio of Earnings to
 Combined Fixed
 Charges and Preferred
 Stock Dividends (7) .........                                      .5x                      1.2x

                                                                 PREDECESSOR             SUCCESSOR
                                                     ----------------------------------- ----------
                                                                    AT DECEMBER 31,
                                                     ----------------------------------------------
                                                          1993        1994       1995       1996
                                                      (UNAUDITED)  ---------- ---------- ----------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA: (2)
Working Capital ....................................    $ 28,457    $ 34,155   $ 30,227   $ 12,656
Total Assets .......................................     180,310     180,107    178,201    204,266
Long-Term Debt (including current portion) .........          --          --         --    158,000
14.5% Senior Exchangeable Preferred Stock ..........          --          --         --     25,906
Stockholder's Equity (Deficit) .....................     161,005     150,005    141,374      4,247



                                                                    SUCCESSOR
                                                     ----------------------------------------
                                                     AT DECEMBER
                                                         31,
                                                     -----------  AT MARCH 31,   AT MARCH 31,
                                                         1997         1997           1998
                                                     ----------- -------------- -------------
                                                                   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA: (2)
Working Capital ....................................  $   4,207     $ 13,855      $ 19,541
Total Assets .......................................    197,543      204,507       204,148
Long-Term Debt (including current portion) .........    154,250      158,500       161,000
14.5% Senior Exchangeable Preferred Stock ..........     31,140       26,924        32,268
Stockholder's Equity (Deficit) .....................     (5,176)       5,019        (8,542)

----------
(1) Unaudited pro forma combined 1996 financial data gives effect to the Acquisition, including related expenses, as if it had occurred on January 1, 1996. Amounts have been derived from the results for Predecessor for the nine months ended September 30, 1996 and for the Successor for the three months ended December 31, 1996 plus certain adjustments: an increase of interest expense of $3,470,000 and an increase in depreciation and amortization of $4,218,000, as well as the related tax impact. These amounts are not necessarily indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.

(2) The Acquisition had a significant impact on the Company's financial position and results of operations. Consequently, the financial data for and as of dates prior to the Acquisition may not be directly comparable to corresponding information for and as of dates after the Acquisition.

(3) Since the Acquisition, the Company has not separately classified other income and expense and has included it in selling and administrative expenses because such amounts have been immaterial.

(4) EBITDA is defined as earnings before nonrecurring start-up expenses, interest income, cash interest expense, income taxes, depreciation and amortization. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(5) Adjusted EBITDA reflects the cash impact of two items that are not reflected in the income statement. First, in connection with the Acquisition, the Company entered into a Transitional Services Agreement with WMI and Rust. In consideration of certain services to be rendered by the Company and the licenses and preferred customer status granted by the Company, WMI agreed to pay the Company $725,000 per quarter for the quarter ending December 31, 1996 through the quarter ending September 30, 1999 ($2,900,000 for three years or $8,700,000 in total). For the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, the WMI Payments were $725,000, $2,900,000, $725,000 and $725,000, respectively. The portion of the WMI Payments directly offsetting expenses of the Company is recognized in EBITDA. Adjusted EBITDA is increased by the portion of the WMI Payments not reflected in EBITDA or $362,000, $2,200,000, $550,000 and $675,000 for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively. Second, in connection with the Acquisition, WMI assumed liabilities for all claims occurring since the Acquisition arising from accidents which occurred on or before September 30, 1996. As a result of having no liability for accidents which occurred prior to the Acquisition, the amounts expensed by the Company for accident-related claims exceed the cash payments for accident-related claims. The Company recorded claims expense of $1,189,000, $5,927,000, $1,105,000 and
      $1,589,000 for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, but had cash expenditures related to these items of $562,000, $3,005,000, $975,000 and $775,000, respectively. Adjusted
      EBITDA for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 is therefore increased by the portion of claims expense not paid in cash, or $627,000, $2,922,000, $130,000 and $814,000, respectively. The total of the adjustments for the WMI Payments and the non-cash claim for the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 is an increase of $989,000, $5,122,000, $680,000 and $1,489,000, respectively.

(6) Cash interest expense represents total interest expense less amortization of deferred financing fees of $668,000 for the three months ended December 31, 1996, $969,000 for the year ended December 31, 1997 and $242,000 and $214,000 for the three months ended March 31, 1997 and 1998, respectively.

(7) For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs, and preferred stock dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included herewith. Financial data and discussions relating to the year ended December 31, 1996 reflect the combined results of operations of Rust prior to the Acquisition and Brand after the Acquisition.


OVERVIEW

     The Company is the largest North American provider of industrial scaffolding services which facilitate access to tall structures for maintenance, turnarounds and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company provides turnkey services which include equipment rental, labor for the erection and dismantlement of the scaffolding and scaffolding design services. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding.

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds typically occur every one to four years depending on the industry and the type of turnaround being performed, but refineries sometimes postpone planned turnarounds when margins are high, such as in 1996 and 1997. However, turnarounds are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. Thus, as a result of postponements in 1996 and 1997, an unusually high number of refineries have scheduled turnarounds for the first half of 1998. While the postponement of scheduled turnarounds causes fluctuations in the Company's quarterly and annual results, the Company believes the necessity for on-going maintenance and turnarounds provides a stable, recurring revenue base.

     Revenues from capital projects, which represented approximately 4% of 1997 revenues, result from new plant construction, plant expansions and modifications. Capital projects can and have had material impacts on the Company's results of operations. For example, the Company provided scaffolding services for the construction of a new refinery in St. Croix which resulted in $24.1 million of revenues.

     Commercial scaffolding revenues, which represented approximately 11% of 1997 revenues, are related to the level of nonresidential construction and renovation. Demand for commercial scaffolding services has recently been high due to the recent strength in the commercial construction industry. In 1997, the Company increased its penetration of the commercial market, having opened four new offices, expanded its sales force and invested $7.3 million in frame and brace scaffolding inventory.

     In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives included (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses. The Company recorded a one-time expense in the fourth quarter of 1997 of $437,000 to reflect severance and other expenses of the cost reduction program.

     In connection with the Acquisition, WMI agreed to pay the Company a quarterly fee of $725,000 for transition services for three years beginning on December 31, 1996. Such payments will continue through September 30, 1999. In addition, WMI agreed to pay for all historical accident-related claims in which the accident occurred prior to the Acquisition. Because cash expenditures related to accidents are paid out over time but accident-related expenses are accrued in the period in which the accident occurs, the Company has a significant non-cash claims expense ($2.9 million in 1997) which it anticipates will decline over time.

     The Company's business is seasonal. End-use industries such as the refining and utility industries experience increased demand for their products during the summer months. Consequently, turnarounds are generally scheduled during the first and fourth quarters of the year.


RESULTS OF OPERATIONS

     The following discussion of results of operations is presented for the fiscal years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

     On September 30, 1996, the Company was formed and acquired the net assets of Rust Scaffold Services, Inc. The acquisition was accounted for as a purchase. Also on September 30, 1996, the Company entered into a Credit Agreement pursuant to which $160.0 million was borrowed. As a result of the acquisition and the borrowings, the periods prior to September 30, 1996 are not comparable to the periods after September 30, 1996. For purposes of the tables and discussion that follows, combined 1996 financial data represents the summation of the results for Predecessor for the nine months ended September 30, 1996 and for Successor for the three months ended December 31, 1996. This 1996 data does not include pro forma adjustments to reflect the acquisition or the borrowings, which had the effect of increasing amortization and depreciation expense and interest expense.

     The following tables set forth, for the periods indicated, certain operating data expressed in dollar amounts and as a percentage of revenue:


                    SUMMARY OF HISTORICAL FINANCIAL RESULTS
                                (IN THOUSANDS)




                                           PREDECESSOR      COMBINED                    SUCCESSOR
                                         --------------  --------------  ---------------------------------------
                                                                                              THREE MONTHS
                                              YEAR            YEAR            YEAR               ENDED
                                              ENDED           ENDED          ENDED             MARCH 31,
                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,  ------------------------
                                              1995           1996(1)          1997         1997         1998
                                         --------------  --------------  -------------  ----------  ------------
INCOME STATEMENT DATA:
Revenue ...............................     $193,829        $169,181       $160,660      $43,203      $ 50,690
Operating Expenses ....................      138,968         123,243        122,638       31,751        38,814
                                            --------        --------       --------      -------      --------
 Gross Profit .........................       54,861          45,938         38,022       11,452        11,876
Selling and Administrative Expenses....       25,807          20,568         25,840        5,927         5,986
Nonrecurring Start-up Expenses ........
                                                  --              --          2,498           --            --
                                            --------        --------       --------      -------      --------
Operating Income ......................       29,054          25,370          9,684        5,525         5,890
Interest Expense ......................        9,444          12,376         15,422        3,763         4,057
Interest Income .......................       (1,012)           (677)          (397)        (120)         (125)
Other Expense, Net ....................          853             708             --           --            --
                                            --------        --------       --------      -------      --------
 Pre-Tax Income (Loss) ................       19,769          12,963         (5,341)       1,882         1,958
Provision for Income Tax ..............        8,300           5,338             --           --            --
 Extraordinary items (net of tax) .....           --              --             --           --         4,329
                                            --------        --------       --------      -------      --------
 Net Income (Loss) ....................     $ 11,469        $  7,625       $ (5,341)     $ 1,882      $ (2,371)
                                            ========        ========       ========      =======      ========
OTHER DATA:
EBITDA ................................     $ 36,803        $ 34,230       $ 24,507      $ 8,420      $  9,009
Adjusted EBITDA .......................       36,803          35,219         29,629        9,101        10,498

----------
(1) Combined 1996 financial data represents the summation of the results for Predecessor for the nine months ended September 30, 1996 and for Successor for the three months ended December 31, 1996 and is not indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.

      SUMMARY OF HISTORICAL FINANCIAL RESULTS AS A PERCENTAGE OF REVENUE



                                             PREDECESSOR       COMBINED                     SUCCESSOR
                                           --------------   --------------   ---------------------------------------
                                                                                                  THREE MONTHS
                                                YEAR             YEAR             YEAR                ENDED
                                                ENDED            ENDED           ENDED              MARCH 31,
                                            DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   -----------------------
                                                1995            1996(1)           1997          1997         1998
                                           --------------   --------------   -------------   ---------   -----------
INCOME STATEMENT DATA:
Revenue ................................        100.0%           100.0%          100.0%        100.0%       100.0%
Operating Expenses .....................         71.7             72.8            76.3          73.5         76.6
                                                -----            -----           -----          ----         ----
 Gross Profit ..........................         28.3             27.2            23.7          26.5         23.4
Selling and Administrative Expenses.....         13.3             12.2            16.1          13.7         11.8
Nonrecurring Start-up Expenses .........           --               --             1.6            --           --
                                                -----            -----           -----          ----         ----
Operating Income .......................         15.0             15.0             6.0          12.8         11.6
Interest Expense .......................          4.9              7.3             9.6           8.7          8.0
Interest Income ........................        ( 0.5)           ( 0.4)          ( 0.2)         (0.3)        (0.2)
Other Expenses, Net ....................          0.4              0.4              --            --           --
                                                -----            -----           -----          ----         ----
 Pre-Tax Income (Loss) .................         10.2              7.7           ( 3.4)          4.4          3.9
Provision for Income Tax ...............          4.3              3.2              --            --           --
 Extraordinary items (net of tax) ......           --               --              --            --          8.5
                                                -----            -----           -----          ----         ----
 Net Income (Loss) .....................          5.9%             4.5%          ( 3.4)%         4.4%        (4.7)%
                                                =====            =====           =====          ====         ====
OTHER DATA:
EBITDA .................................         19.1%            20.2%           15.3%         19.5%        17.8%
Adjusted EBITDA ........................         19.1             20.8            18.4          21.1         20.7

----------
(1) Combined 1996 financial data represents the summation of the results for Predecessor for the nine months ended September 30, 1996 and for Successor for the three months ended December 31, 1996 and is not indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.


 THREE MONTHS ENDED MARCH 31, 1998 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
    1997

     Revenues. Revenues for the three months ended March 31, 1998 were $50.7 million as compared to $43.2 million for the three months ended March 31, 1997. The increase in revenues was primarily attributable to increased activity in the industrial scaffolding market. Increased turnaround and capital maintenance activity as well as unplanned utility outages in the gulf coast accounted for approximately $7.0 million of the positive variance. A majority of the remaining variance was due to utility plant renovation and maintenance work in the northern part of the country.

     Gross Profit. Gross profit for the three months ended March 31, 1998 was $11.9 million as compared to $11.5 million for the three months ended March 31, 1997. Gross profit as a percentage of revenues decreased primarily due to a higher mix of labor and lower profit margins. The drivers of the lower profit margins on labor include a shift in labor volume from higher profit jobs in the western part of the country during 1997 to lower profit jobs in the gulf coast and northern part of the country during 1998.

     Selling and Administrative Expenses. Selling and administrative expenses for the three months ended March 31, 1998 were $6.0 million as compared to $5.9 million for the three months ended March 31, 1997. The decrease in selling and administrative expenses as a percentage of revenue from 13.7% for the three months ended March 31, 1997 to 11.8% for the three months ended March 31, 1998 is directly attributable to the cost reduction program which was implemented in November, 1997. Selling and administrative expenses were also reduced by $175,000 in 1997 and $50,000 in 1998 as a result of payments by WMI pursuant to the transition services agreement related to the Acquisition.

     Operating Income. Operating income for the three months ended March 31, 1998 was $5.9 million as compared to $5.5 million for the three months ended March 31, 1997. The increase was attributable to an increase in revenues combined with an increase in direct costs as a percentage of revenues.

     Interest Expense. Interest expense for the three months ended March 31, 1998 was $4.1 million compared to $3.8 million for the three months ended March 31, 1997. The $300,000 increase is due to the combination of increased activity under the Revolving Facility and a higher weighted average interest rate on all outstanding debt of 9.4% for the three months ended March 31, 1998 as compared to 8.7% for the three months ended March 31, 1997.

     Extraordinary Items (net of tax). Extraordinary items for the three months ended March 31, 1998 were $4.3 million compared to $0 for the three months ended March 31, 1997. This extraordinary charge represents the write off of the pro rata share of deferred financing costs related to the portion of the Term Loans repaid with proceeds of the Old Note Offering.


 YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues for the year ended December 31, 1997 were $160.7 million as compared to $169.2 million for the year ended December 31, 1996. The decline in revenues is attributable to: (i) the loss of several contracts with a single customer in 1996 which accounted for approximately $3.4 million loss in revenues compared to 1996 and (ii) the transfer, in connection with the Acquisition, of a contract, which generated revenues in excess of $2.0 million in 1996, to a former sister corporation of the Company. Also contributing to the decline was lengthened turnaround schedules at refineries due to a strong operating environment in 1997. These decreases were partially offset by several new accounts obtained during 1997, including three large accounts which generated a total of $2.8 million.

     Gross Profit. Gross profit for the year ended December 31, 1997 was $38.0 million as compared to $45.9 million for the year ended December 31, 1996. The $7.9 million decline was due to lower revenue levels and a $3.2 million increase in depreciation and amortization expenses resulting from the Acquisition. An increase in gross profit as a percentage of revenues for labor services and a decrease in insurance claims partially offset the decrease in gross profit.

     Selling and Administrative Expenses. Selling and administrative expenses for the year ended December 31, 1997 were $25.8 million as compared to $20.6 million for the year ended December 31, 1996. The $5.2 million increase was due to the hiring of additional sales personnel and the opening of four new commercial scaffolding offices. During 1997, selling and administrative expenses were reduced by $700,000 as a result of payments by WMI pursuant to the transition services agreement relating to the Acquisition.

     Nonrecurring Start-up Expenses. In 1997, the Company incurred certain expenses to establish the Company as a stand-alone entity. These expenses were comprised of costs related to establishing benefit plans, a treasury department, strategic planning and cash management.

     Operating Income. Operating income for the year ended December 31, 1997 was $9.7 million as compared to $25.4 million for the year ended December 31, 1996. The $15.7 million decrease was attributable primarily to a decrease in revenues, increased depreciation and, to a lesser extent, to an increase in direct costs as a percentage of revenues and in nonrecurring start-up expenses and an increase in selling and administrative expenses.

     Interest Expense. Interest expense for the year ended December 31, 1997 was $15.4 million as compared to $12.4 million for the year ended December 31, 1996. The $3.0 million increase occurred as a result of the higher level of debt due to the Acquisition.


 YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues for the year ended December 31, 1996 were $169.2 million as compared to $193.8 million for the year ended December 31, 1995. The $24.6 million decrease was primarily attributable to two factors. First, 1996 revenues decreased $8.6 million from 1995 due to many customers completing work in 1995 to comply with clean fuels legislation in California which dictated that refineries meet stringent environmental requirements by the end of 1995. Plant modifications to comply with this legislation also caused turnaround activity to be unusually high during 1995 as customers took advantage of the opportunity to consolidate the two activities. Second, the Company lost four contracts with a single major customer which had the impact of reducing the revenues in the year ended December 31, 1996 by $10.6 million as compared to the year ended December 31, 1995.

     Gross Profit. Gross profit for the year ended December 31, 1996 was $45.9 million as compared to $54.9 million for the year ended December 31, 1995. The $9.0 million decline was due to a decrease in revenues of 12.9% and a $700,000 increase in depreciation and amortization expenses related to the Acquisition. Partially offsetting the declines were lower claims expenses due to a better safety record in 1996.

     Selling and Administrative Expenses. Selling and administrative expenses for the year ended December 31, 1996 were $20.6 million as compared to $25.8 million for the year ended December 31, 1995. The $5.2 million decrease was due to a restructuring at WMI during the fourth quarter of 1995 which resulted in a $4.0 million reduction in Company expenses due to the consolidation of the Company's corporate and regional overhead expenses into the WMI infrastructure. Also reducing selling and administrative expenses were lower benefit costs obtained by moving from the Rust plans to the WMI plans, lower allocation charges from WMI and lower facility expenses created by merging operations. Offsetting these decreases were higher ($1.2 million) bonus expenses. The Company received a payment of $725,000 from WMI for transition services, of which $425,000 was recorded as a reduction of selling and administrative expenses in 1996.

     Operating Income. Operating income for the year ended December 31, 1996 was $25.4 million as compared to $29.1 million for the year ended December 31, 1995. The $3.7 million decrease in operating income is attributable primarily to a decrease in revenues which was not fully offset by the decrease in direct costs.

     Interest Expense. Net interest expense for the year ended December 31, 1996 was $12.4 million as compared to $9.4 million for the year ended December 31, 1995 due primarily to the higher level of debt outstanding resulting from the Acquisition.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically utilized internal cash flow from operations and borrowings under the Bank Facility to fund its operations, capital expenditures, and working capital requirements. As of March 31, 1998, the Company had working capital of $19.5 million and cash of $1.3 million. The Company had $1.0 million of borrowings under the revolving portion (the "Revolving Loan") of the Bank Facility at March 31, 1998.

     Historically, the principal uses of cash have been capital expenditures (primarily scaffolding) and working capital. Since the Acquisition, the Company has also used cash to repay the Term Loans which payments amounted to $2.0 million in 1996 and $8.3 million in 1997. In February, 1998, $119.8 million of the Term Loans were repaid with proceeds from the Old Note Offering.

     For the three months ended March 31, 1998, the Company utilized cash of $0.9 million from its December 31, 1997 balance of $2.2 million, and for the year ended December 31, 1995, the nine months ended September 30, 1996, the three months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998 cash provided by (used for) operating activities was $35.6 million, $28.5 million, $5.0 million, $12.0 million and $(.2) million, respectively.

     The Company's capital expenditure requirements are comprised of maintenance and expansion expenditures. The Company's maintenance capital expenditure requirements are approximately $2.5 million to $3.5 million annually and are generally used for scaffolding planks and other items used in the business, such as trucks. Expansion capital expenditures are for new scaffolding, are discretionary and vary annually based on the Company's level of scaffolding rental activity and management's growth expectations. During the three months ended March 31, 1998, expansion capital expenditures were $2.0 million, of which approximately $0.7 million was spent on new frame and brace scaffolding to service the growing demand in the commercial scaffolding market. Expansion capital expenditures in 1995, 1996 and 1997 were $5.8 million, $1.3 million and $6.7 million, respectively, and were principally used to expand the Company's inventory of systems scaffolding for use in industrial applications.

     Pursuant to a credit agreement dated as of September 30, 1996, the Company entered into the Bank Facility. The Bank Facility consisted of three term loan facilities, under which the Company borrowed a total of $160.0 million immediately upon closing of the Bank Facility, and the $30.0 million Revolving Facility (as defined). All but $30.0 million of the loans outstanding under the term facilities was repaid on February 20, 1998 with the proceeds of the Old Note Offering. Borrowings under the Revolving Facility are governed by a borrowing base equal to 85% of eligible accounts receivable. A $15.0 million sub-facility is available for the issuance of letters of credit. As of March 31, 1998, the Company had $1.0 million of outstanding borrowings under the Revolving Facility, leaving $16.2 million available to the Company. The interest rate on each facility under the Bank Facility is variable. As of March 31, 1998, the interest rate on loans outstanding under the term facility was an annual dollar-weighted rate of 9.0%. Total payments for interest and principal by the Company under the Bank Facility in 1996 were $3.0 million and $2.0 million, respectively, and in 1997 were $14.1 million and $8.3 million, respectively. During the three months ended March 31, 1998 total payments for interest were $3.1 million, and $119.8 million of the Term Loans was repaid with proceeds from the Old Note Offering.


     The Bank Facility contains financial and operating covenants, including among other things, that the Company maintain certain financial ratios and satisfy certain financial tests, and imposes limitations on the Company's ability to make capital expenditures, to incur indebtedness and to pay dividends. As of December 31, 1997, the Company was not in compliance with certain covenants in the Bank Facility. The Company obtained waivers of such covenant violations from the lenders under the Bank Facility. The Company also obtained an amendment (the "Bank Amendment") to the Bank Facility which became effective upon the consummation of the Old Note Offering and, among other things, reset the financial ratios and financial tests required to be met thereunder to levels that are more consistent with the Company's capital structure following the Old Note Offering and its current and expected financial performance.


     On February 25, 1998, the Company raised $125.6 million from the Old Note Offering. Substantially all of the net proceeds of the sale of the Notes by the Company were used to reduce outstanding indebtedness under the Bank Facility. The Term B Facility (as defined), the Term C Facility (as defined) and the Revolving Facility were repaid in full, and loans under the Term A Facility (as defined) were paid down such that the aggregate principal amount of loans outstanding under the Term A Facility after such prepayment was $30.0 million. In addition, pursuant to the Bank Amendment, the Bank Facility was reduced to $60.0 million. Certain provisions contained in the Credit Agreement (as defined) were amended to eliminate the Cleandown Requirement (as defined in the Credit Agreement). Also, certain of the covenants contained in the Credit Agreement were amended to permit the Company to incur certain additional indebtedness, engage in a broader range of business, make certain additional investments and capital expenditures and reinvest asset disposition proceeds within 180 days, rather than prepay the Term Facilities (as defined) with such proceeds.


NET OPERATING LOSSES


     As of December 31, 1997, the Company had estimated net operating loss carryforwards, resulting primarily from depreciation timing differences, of approximately $65.9 million for U.S. income tax purposes. As a result of such loss carryforwards, cash paid for income taxes in 1997 was minimal. The Company does not expect to expend cash for taxes in the next several years.


EFFECT OF INFLATION; SEASONALITY


     Inflation has not generally been a material factor affecting the Company's business. In recent years, the cost of scaffolding equipment has remained relatively stable due to competitive pressures within the industry. The Company's general operating expenses, such as salaries, employee benefits and facilities costs are subject to normal inflationary pressures.


     The operations of the Company are generally subject to seasonal fluctuations coinciding with the spring and fall turnaround schedules of its major customers.

                                   BUSINESS


OVERVIEW

     The Company is the largest North American provider of industrial scaffolding rental, erection, dismantlement and design services. The Company's services facilitate access to tall structures for on-going maintenance, turnarounds and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company estimates that for 1997 it had a 25% market share of the $575 million North American industrial scaffolding services market and had industrial scaffolding revenues in excess of three times that of its largest competitor. The Company's turnkey services include equipment rental, labor for the erection and dismantlement of the scaffolding and scaffolding design services. The Company delivers its services through an extensive field service organization of approximately 2,900 employees in 29 field offices located throughout the United States and two in Canada. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding. For the twelve months ended March 31, 1998, the Company generated revenues and Adjusted EBITDA (as defined) of $168.1 million and $31.0 million, respectively.

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. The Company believes that the necessity for on-going maintenance and turnarounds provides it with a stable, recurring revenue base.

     The Company believes its position as the largest supplier of industrial scaffolding provides it with a number of competitive advantages including (i) the ability to offer national coverage to large customers, (ii) the ability to provide required personnel and scaffolding to process major turnarounds and unanticipated plant outages, (iii) higher asset utilization through the shifting of assets across regions and across its large customer base, (iv) purchasing leverage with scaffolding manufacturers, and (v) comprehensive safety training programs which have resulted in the lowest accident incident rate in the industry (total OSHA recordable injuries per 200,000 man hours of 2.3 in 1997 compared to the industry average of 12.5 in 1997) and have enabled the Company to reduce insurance costs and accident-related expenses. The Company's size also enables it to maintain its own trucking fleet and to provide a design department that specializes in the custom design of industrial scaffolding, which the Company uses to minimize the amount of scaffolding used and to maximize labor efficiency thereby providing the Company with a competitive advantage.


BUSINESS STRATEGY

     The Company has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow. The key components of this strategy are:

     Leverage existing strengths. The Company's existing strengths include longstanding customer relationships, extensive equipment resources, significant labor capacity and an industry-leading safety record. These strengths have enabled the Company to gain its current substantial market share and to expand its business. The Company will utilize these strengths to retain its maintenance contracts and to aggressively pursue turnarounds and capital projects with its existing customers and to expand scaffolding services to such customers' other facilities.

     Target underpenetrated industrial segments. Due to the Company's leading market position and extensive service infrastructure, the Company has the capacity to service several industries in which, due to limited historical focus, the Company has had a relatively low market share. These include the chemical, utilities and pulp and paper industries. To increase its penetration in these markets, the Company has expanded its sales force, initiated incentive and training programs and created a sales management function to target opportunities and monitor the effectiveness of the sales force.

     Reduce operating costs. In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives include (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     Pursue complementary acquisitions. The Company intends to pursue complementary acquisitions where significant consolidation savings and economies of scale can be achieved. The scaffolding industry is characterized by single-office or regional companies, many of which are undercapitalized and have limited scaffolding inventories. The Company intends to focus its acquisition strategy on companies which have long-term contracts or an expertise in a certain industry or scaffolding application.

     Expand its commercial scaffolding operations. The Company intends to utilize its existing infrastructure to expand its position in the commercial market. To increase its penetration of the commercial market, the Company has targeted large-scale new construction and renovation projects, which require relatively complex scaffolding. Further, the Company has opened new offices in four cities and expanded its sales force and its inventory of frame and brace scaffolding. The Company believes its industry-leading safety record provides it with a competitive advantage in pursuing these commercial scaffolding market opportunities in the future. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, the Company expects safety to be a key consideration for commercial customers in the future.

THE INDUSTRIAL SCAFFOLDING MARKET

 Overview

     The industrial scaffolding market represents approximately $575 million of the $1.3 billion scaffolding market. Industrial customers generally require systems scaffolding, which is highly versatile, can be quickly erected and dismantled, is capable of conforming to irregularly shaped structures and requires a higher level of skill to erect and dismantle. Principal end-use industries and their estimated percent of the total industrial market for 1996 were: (i) refineries--31%; (ii) petrochemical and chemical plants--30%; (iii) utilities--17%; (iv) pulp and paper mills--11%; and (v) other industrial users including aerospace, ship building and other miscellaneous industrial applications--11%. Scaffolding is used by industrial customers for on-going maintenance, turnarounds and capital projects. Since turnarounds may require the complete shutdown of a facility, speed and reliability are key customer considerations. Safety is another important consideration for industrial customers. The industrial scaffolding market is fragmented and is serviced predominantly by scaffolding specialists such as the Company.

 End-Use Industries

     The primary end-use industries for both the Company and the industrial scaffolding market in general are refineries, petrochemical and chemical plants, utilities, pulp and paper mills and other industries such as the aerospace, ship building and certain miscellaneous industries.

     Refining Industry. The refining industry, the Company's and the industrial scaffolding market's largest end-use industry, accounted for approximately 31% of the 1996 industrial scaffolding market and represented approximately 42% of the Company's revenues for 1997. A maintenance contract at a refinery generates between $250,000 and $2.0 million of scaffolding revenues annually, depending on the size of the refinery and the scope of the contract (i.e., rentals and labor or rental only). A major turnaround typically generates between $2.0 and $4.0 million of revenues to the scaffolding services provider, while a minor turnaround typically generates in excess of $1.0 million. Turnarounds are essential at refineries as the failure to overhaul equipment may ultimately jeopardize the safe and efficient operation of a plant. Capital projects include greenfield construction, plant expansions, restoration of mothballed refineries, upgrading the heavy crude capability of refineries and compliance with new environmental regulations. Capital projects have generated as much as $24.1 million in scaffolding revenues for the Company on a single project.

     It is not likely that any refineries will be closed permanently in the near future, due to high exit barriers caused by strict environmental laws which make it prohibitively expensive to abandon a refinery. In addition, refineries are generally run at full capacity due to the high fixed costs, and therefore maintenance operations are not significantly affected by demand.

     Petrochemical and Chemical. The petrochemical and chemical industries accounted for approximately 30% of domestic industrial scaffolding revenues and represented approximately 14% of the Company's total revenues for 1997. The petrochemical and chemical industries also use scaffolding services primarily for maintenance and turnarounds, as well as capital projects. E&C firms often provide on-going general maintenance at facilities which they originally constructed. As part of such maintenance services, E&C firms either erect their own scaffolding or, to a lesser extent, subcontract such services out to scaffolding specialists such as the Company. The turnaround schedules of petrochemical and chemical plants generally are similar to refineries, but depending on the type of chemical being produced at a plant, turnarounds may be more frequent. Turnarounds at petrochemical and chemical plants typically generate revenues between $1.0 and $2.0 million. The petrochemical industry is currently undergoing expansion and current supply is insufficient to meet high demand. Based on requests for proposal from a number of petrochemical and chemical companies, the Company expects a number of new facilities to begin construction to address this demand in 1998.

     Utilities. The utility industry accounted for approximately 17% of industrial scaffolding revenues and represented approximately 14% of the Company's revenues for 1997. Since plant maintenance has historically been incorporated into a utility's rate base, utilities have maintained regular turnaround schedules. A turnaround at a utility typically generates $75,000 to $175,000 in scaffolding revenues; however, turnarounds may generate substantially more revenues depending on the extent of a project. Scaffolding services for on-going maintenance are often completed in-house.

     Pulp and Paper. The pulp and paper industry accounted for approximately 11% of industrial scaffolding revenues and represented approximately 4% of the Company's revenues for 1997. Scaffolding services for on-going maintenance are generally provided in-house. A turnaround at a major facility can generate scaffolding revenues in excess of $1.0 million while a small facility will typically generate revenues of $50,000 to $100,000. Strong demand for pulp has generally forced mills to stretch turnaround schedules from 12 months to 18 months.

 Industrial Scaffolding Job Types

     Industrial uses for scaffolding services include on-going maintenance, turnarounds and capital projects.

     On-going Maintenance. On-going maintenance work is typically performed under long-term contracts which range between one and five years. On-going maintenance represented approximately 50% of the total industrial scaffolding market in 1996. On-going maintenance contracts often cover planned outages, whereby typically one or a few devices in the plant are taken down for a short period of time. Performance and customer relationships at all levels are critical to maintaining these contracts. Having a maintenance contract in place is an important competitive advantage when seeking future turnaround or emergency scaffolding jobs.

     Turnarounds. Turnarounds are major equipment overhauls which involve shutting down all or a significant portion of a plant. Turnarounds represented approximately 35% of the total industrial scaffolding market in 1996. Turnarounds occur on a regular basis, typically every one to two years for minor turnarounds and every four years for major turnarounds. However, turnarounds are often delayed during periods of high operating profit for end users, but they eventually must be completed. Though contracts for planned turnarounds are typically bid out, the scaffold specialist with the maintenance contract is frequently awarded the turnaround contract. Contracts for emergency outages due to an explosion or natural disaster are generally handled by the contractor who can mobilize a large amount of equipment and labor most effectively.

     Capital Projects. Capital projects represented approximately 15% of the industrial scaffolding market in 1996; however, this type of revenue is cyclical. For instance, a single project has generated

$24.1 million in revenues and certain clean fuel acts resulted in $8.6 million of revenues. The amount of revenues from capital projects fluctuates from year to year, depending on the fundamentals of the end users, but can contribute significantly to the Company's revenues.

     A majority of the capital projects in the 1990s have been related to reactivation of mothballed refineries and compliance with the clean air acts in California. Plant expansions require two to three years to construct and generally produce several million dollars of scaffolding revenues. The Company believes that at least ten companies, including several of its customers, are currently planning major plant expansions.


THE COMMERCIAL SCAFFOLDING MARKET

     The $725 million commercial scaffolding market is characterized by few national and many regional competitors. Commercial scaffolding is used primarily in nonresidential construction and renovation. Commercial applications are generally characterized by regularly shaped structures with few contoured or angled surfaces. Due to the simple shapes required, commercial jobs generally utilize frame and brace scaffolding, a less versatile type of equipment which is not suited to industrial applications. Commercial scaffolding requires a less skilled work force and has historically been less focused on safety issues. These factors combine to make the commercial market highly fragmented with low barriers to entry. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, the Company expects safety to be a key consideration for commercial customers in the future.


EQUIPMENT

     The Company maintains a substantial inventory of scaffolding at its 31 field offices as well as at customer sites throughout the United States and in Canada. In order to maximize profitability, the Company monitors asset utilization daily and can quickly move scaffolding between sites. The Company's size and national coverage gives it a significant advantage in this respect. The type of scaffolding used by the Company for a project depends on a number of factors, including the preference of local tradespeople based on their familiarity with a particular type of scaffolding and the availability in the customer's inventory of a particular kind of scaffolding which the client has requested that the Company utilize. The Company utilizes three types of scaffolding: systems, tube and clamp and frame and brace. The Company also offers Sky Climber motorized scaffolding.

     Systems scaffolding consists of interlocking horizontal, vertical and platform pieces which can be assembled and dismantled quickly and with less labor than the other types of scaffolding. Systems scaffolding is very versatile because its pieces can be connected in a variety of ways to conform to the contours of the area in which the scaffolding is required. For this reason, systems scaffolding is particularly well-suited for refineries which contain pipes and vessels around which the scaffolding must be erected.

     Tube and clamp scaffolding offers similar versatility to systems scaffolding and thus can be used in similar applications. However, tube and clamp scaffolding must be bolted together with clamps and is therefore more difficult and time consuming to assemble. Tube and clamp scaffolding was the 99999 to and is generally being superceded by systems scaffolding.

     Frame and brace scaffolding generally uses pre-constructed pieces consisting of vertical supports and platforms and is predominantly used for commercial projects. Frame and brace scaffolding may be assembled and dismantled quickly but does not offer the versatility of systems or tube and clamp scaffolding.

     Motorized scaffolding consists of motors, platforms and rigging equipment and the rigging is performed by either the Company or the customer. The Company sells, rents and provides maintenance services for motorized scaffolding under the "Sky Climber" brand name. The majority of Sky Climber customers are commercial users such as painters, window washers, waterproofers, building restorers and construction companies.

COMPETITION

     The Company is the largest North American provider of industrial scaffolding services with an approximately 25% market share and 1997 industrial scaffolding revenues that were larger than the industrial scaffolding revenues for its three largest competitors combined. In 1996, the next five largest scaffolding specialists after the Company accounted for approximately 27% of the total market, E&C firms account for approximately 23% and numerous small, thinly capitalized, local competitors account for approximately 24%. E&C firms often subcontract scaffolding services to scaffolding specialists including the Company.


SAFETY

     Safety is an important consideration in the selection and continued employment of a scaffolding services provider. The Company maintains workforce expertise through extensive internal and external training and safety programs. The Company believes that its highly skilled workforce translates into lower accident rates that benefit both the Company and its customers through lower insurance and accident-related expenses. The Company has the best safety record of any scaffolding company in the United States. The Company's rate of total OSHA recordable injuries per 200,000 man hours was 2.3 for the year ended December 31, 1997 and 1.5 for the three months ended March 31, 1998 as compared to an industry average (according to National Safety Council 1997 accident statistics) for the year ended December 31, 1997 of 12.5. Compensation plans for the Company's project managers have been designed to include incentives to reduce the numbers of accidents, lost work days and lost time rates.


SALES AND MARKETING

     The Company's selling organization consists of 38 sales team members. These individuals are located throughout the Company's network of service locations. Each sales team member reports to the respective Division Manager, who is responsible for managing day-to-day sales activities.

     The Company's sales force is charged with identifying and pursuing target accounts, estimating and bidding on work, closing the sale and coordinating the initial work relationship with the Company's broader operating team. During 1997, the Company established a National Sales Manager position, which is charged with the development and implementation of an overall sales reporting program.

     As identified through its strategic planning process, the Company has developed a comprehensive database of all potential scaffolding opportunities and a sales plan for each of its Divisions. Using this customer database as a foundation, the most promising target accounts are then assigned to individual sales team members. The sales plans consist of two interactive elements. The broader element is an assessment of the market segments that exist within a given territory and the identification of those segments that offer the best opportunity for growth in the territory. The more focused element is the identification of the individual customer accounts that make up the local population of each of the target market segments. Annual incremental revenue goals are established for each sales team member, and actual sales results will be tracked using the several databases that are being installed.


CUSTOMERS

     Brand's primary customers include large oil refineries and petrochemical plants. The Company's top ten customers account for over one third of 1997 revenues. The Company's ten largest customers, when measured by 1997 revenue to the Company, were Exxon Corporation, Arco, Mobil Corporation, Texaco Inc., Phillips, Citgo Petroleum Corporation, Lyondell Petrochemical Company, Dupont, Houston Lighting & Power Company and Shell Oil. Exxon, the Company's largest customer, accounted for approximately 17% of the Company's 1997 revenues.


MANAGEMENT INFORMATION SYSTEMS

     In 1997, the Company began an analysis of its management information systems capabilities. It has committed to developing a data communications backbone and data server that will be used as the foundation for an integrated operating system. During the first quarter of 1998, two new programs began to operate: a rental billing module, which gives the Company a centralized ability to analyze price structures, and a revenue and inventory planning module, which allows the Company to track the company-wide utilization of inventory and to plan better for future inventory needs. The Company plans to upgrade its financial software in the second half of 1998 to increase both data base informational capabilities and to prepare the Company to be year 2000 compliant by June, 1999.


PROPERTY


     The Company operates facilities in 32 locations. The Company owns two locations in Canada, two in Texas, one in Alabama and one in Louisiana. The Company leases its remaining 25 facilities as well as one site used for its corporate headquarters. The Company's facilities typically include a small office, warehouse and yard and range in size from 2,000 to 40,000 square feet under roof with yards from half an acre to more than four acres. The Company's headquarters are located in a 9,500 square foot facility in Chesterfield, Missouri. The Company's facilities are concentrated near its customers to minimize transportation costs, to shorten lead times and to strengthen oversight and project management abilities.


EMPLOYEES


     As of March 31, 1998, the Company had approximately 2,900 employees of which approximately 733 were union employees. The Company maintains both union and non-union workforces to meet the demands of its customers. The Company primarily contracts with the local offices of the Carpenters Union and the Laborers Union. The Company believes it has good relationships with both unions and with its employees generally.


INSURANCE


     The Company maintains standard insurance for commercial general liability, workers compensation and automobile liability, as well as, specialty insurance coverage for directors' and officers' liability, wrongful employment practices, commercial crime, architects' and engineers' liability and an umbrella liability through several insurers.


LITIGATION


     The Company is not party to litigation which, in the opinion of the Company's management, could have a material adverse effect on the Company's financial position, results of operations or liquidity.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to directors and executive officers of the Company.




NAME                    AGE     POSITION AND OFFICES
----                    ---     --------------------
David L. Jaffe           39     Chairman of the Board
John M. Monter           50     Chief Executive Officer, President and Director
Ian R. Alexander         51     Chief Financial Officer, Vice President, Finance and Secretary
David R. Cichy           47     Vice President, Operations -- Northern Region
Raymond L. Edwards       44     Vice President, Administration
Guy S. Huelat            36     Vice President, Resource Management
Otto K. Knoll            44     Vice President, Operations -- Western Region
James "Marty" McGee      42     Vice President, Operations -- Southeast Region
Scott M. Robinson        50     Vice President, Operations -- Central Region
Robert Bonczek           53     Director
James S. Carlisle        56     Director
Vincent Langone          55     Director
D.P. "Pat" Payne         55     Director
Karl R. Wyss             57     Director

     DAVID L. JAFFE, CHAIRMAN OF THE BOARD: Mr. Jaffe is a Managing Director of DLJ Merchant Banking, Inc. ("DLJMB, Inc.") and has been Chairman of the Board of the Company since the Acquisition. He serves on the boards of EZ Buy & EZ Sell Recycler Corporation, OSF Holdings, Inc., Terra Nova Group, OHA Financial, Inc., Pharmaceutical Fine Chemicals S.A. and Duane Reade Inc. Mr. Jaffe also serves as a director of the Creative Arts Workshop for Kids, Inc. of New York.

     JOHN M. MONTER, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR : Prior to joining the Company at the time of the Acquisition, Mr. Monter held a variety of corporate and operating assignments at Cooper Industries, Inc. ("Cooper") where he began his career in 1977. Mr. Monter was President of the Bussmann Division of Cooper, which manufactures electrical overcurrent fuses, from 1992 to 1996.

     IAN R. ALEXANDER, CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE AND SECRETARY : Prior to joining the Company in April 1998, Mr. Alexander had a variety of assignments with BP Oil Company from 1973 until 1993 in Europe, Africa and the U.S.A. He then became Chief Financial Officer and Executive Vice President of Purina Mills, Inc. until it was sold to Koch Industries in March, 1998.

     DAVID R. CICHY, VICE PRESIDENT, OPERATIONS -- NORTHERN REGION: Mr. Cichy was appointed Vice President, Operations--Northern Region in 1996. Beginning in 1978, Mr. Cichy served in various construction management functions with Rust Industrial.

     RAYMOND L. EDWARDS, VICE PRESIDENT, ADMINISTRATION: Mr. Edwards joined the Company in his current role in November 1996. Prior to joining the Company, he held a variety of management positions, most recently, with Cooper from 1984 to 1996, including Vice President, Human Resources from 1990 to 1996.

     GUY S. HUELAT, VICE PRESIDENT, RESOURCE MANAGEMENT: Mr. Huelat joined the Company in January 1997 in his current position. Prior to joining the Company, Mr. Huelat held manufacturing, materials, and logistics management positions with Kimble Glass, Inc. from 1996 to 1997 and with Cooper from 1992 to 1996.

     OTTO K. KNOLL, VICE PRESIDENT, OPERATIONS -- WESTERN REGION: Mr. Knoll has held his current position since the Acquisition. From 1994 until the Acquisition, Mr. Knoll held various Western Region Management positions with Rust Industrial. From 1991 to 1994, Mr. Knoll was a Vice President, Operations--Western Region for Serv-Tech, Inc.

     JAMES "MARTY" MCGEE, VICE PRESIDENT, OPERATIONS -- SOUTHEAST REGION: Mr. McGee has held his current position since the Acquisition. From 1993 until the Acquisition, Mr. McGee held various Region Management positions with Rust Industrial and WMI. Mr. McGee has been with the Company in various management positions since 1981.

     SCOTT M. ROBINSON, VICE PRESIDENT, OPERATIONS -- CENTRAL REGION: Mr. Robinson joined the Company as Vice President, Marketing in March 1997 and assumed his present position in November 1997. Prior to joining the Company, Mr. Robinson held various positions at Cooper, including Vice President, Sales from 1993 to 1997 and Vice President, Marketing from 1987 to 1993.

     ROBERT BONCZEK, DIRECTOR : Mr. Bonczek has been President and a director of Aspentree Capital, a private money management firm since 1991, and has been a director of the Company since the Acquisition. He is a legal consultant to Wilmer, Cutler and Pickering. Mr. Bonczek is a director of DCV, Inc.

     JAMES S. CARLISLE, DIRECTOR : Mr. Carlisle has been Chief Executive of Carlisle Enterprises, LLC, a firm engaged in the acquisition and management of leveraged buyout companies since 1989, and has been a director of the Company since the Acquisition.

     VINCENT P. LANGONE, DIRECTOR : Mr. Langone has been a director of the Company since the Acquisition. Mr. Langone was Chairman, President and Chief Executive Officer of Formica Corporation from 1989 through 1995. Since 1995, Mr. Langone has been President and Chief Operating Officer of Interbuild International, Inc., which participates in and manages leveraged buyouts and provides operational management and general consulting services. Mr. Langone is a director of United Retail Group and Summit Bank.

     D.P. "PAT" PAYNE, DIRECTOR : Mr. Payne has been Senior Vice President for WMI since 1995, and has been a director of the Company since February 1998. Prior to serving in his current position with WMI, Mr. Payne served as President and Chief Executive Officer of Chemical Waste Management, Inc. from 1991 to 1995.

     KARL R. WYSS, DIRECTOR : Mr. Wyss is a Managing Director of DLJMB, Inc. and has been a director of the Company since the Acquisition. Prior to joining DLJMB, Inc. in 1993, he was Chairman and Chief Executive Officer of Lear Siegler Inc., where he served as President and Chief Operating Officer from 1989 to 1993. He serves on the boards of CommVault Systems, Inc., EZ Buy & EZ Sell Recycler Corp., Localiza Rent A Car S.A., OSF, Inc., Mallory Limitada, Pharmaceutical Fine Chemicals, S.A. and Von Hoffman Press, Inc.


COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for serving as directors; however, in March 1997, pursuant to Holdings' Stock Option Plan for Outside Directors, directors who were not employees of Holdings, the Company or any of their institutional shareholders, were each awarded options (the "Director Options") to purchase 40,000 shares of the common stock of Holdings, which options will vest in March 1999.


COMPENSATION COMMITTEE AND INSIDER INTERLOCKS

     Compensation of the Company's management is determined by a committee comprised of Messrs. Jaffe, Monter and Wyss. Mr. Monter is the Chief Executive Officer and President of the Company. In March 1997, Mr. Monter purchased 386,406 newly-issued shares of the common stock of Holdings and 17,500 newly-issued shares of Old Preferred Stock for an aggregate purchase price of $823,905. In connection with such purchase, Holdings extended Mr. Monter a recourse loan of $167,000, which matures in March 2002 (subject to prepayment in the event any shares are disposed of prior to such time) and bears interest at a rate of 7.03% per annum. The loan is secured by a pledge of the shares purchased.

     Messrs. Jaffe and Wyss are Managing Directors of DLJMB, Inc., the general partner of DLJMB. Pursuant to a Shareholders Agreement dated as of September 30, 1996 between DLJMB, Carlisle, Rust, the Company, Holdings and certain other individuals (the "Shareholders Agreement"), Holdings' board consists of seven members, five of whom are nominated by DLJMB. In addition, the Shareholders Agreement provides for certain rights of first refusal in favor of DLJMB, certain rights and obligations on the part of shareholders to participate in transfers of shares by DLJMB and preemptive rights for DLJMB under certain circumstances. The Shareholders Agreement further provides that DLJMB has the right, subject to certain conditions, to request that Holdings register securities that they own under the Securities Act, and to participate in other registrations of Holdings' and the Company's securities, in each case at Holdings' expense.

     In addition, the Shareholders Agreement provides for certain advisory relationships and the payment of management advisory fees. For five years after the date of the agreement, DLJSC, an affiliate of DLJMB, Inc., is engaged as the exclusive financial and investment banking advisor for Holdings, on customary terms. Pursuant to the Shareholders Agreement, DLJMB, Inc. receives an annual advisory fee of $250,000 from Holdings. DLJSC received customary fees in connection with the underwriting, purchase and placement of the Notes.

     DLJ Capital, the Syndication Agent and a lender under the Bank Facility, is an affiliate of DLJMB. For a description of the Bank Facility, see "Description of Bank Facility." The proceeds from the sale of the Notes was used to repay indebtedness under the Bank Facility, $1.6 million of which was owed to DLJ Capital on the date of the Old Note Offering. In connection with an amendment to the existing Bank Facility, the Company will pay customary fees to DLJ Capital, as the Syndication Agent and as a Lender under the Bank Facility.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Chief Executive Officer and the six other most highly paid executive officers for services rendered in 1997.


                          SUMMARY COMPENSATION TABLE



                                                                                LONG-TERM COMPENSATION
                                                                            ------------------------------
                                            ANNUAL COMPENSATION                AWARDS
                                   --------------------------------------   ------------
                                                                             SECURITIES
                                                                             UNDERLYING          ALL
                                                                OTHER          OPTIONS          OTHER
                                     SALARY      BONUS      COMPENSATION        /SARS        COMPENSATION
NAME AND PRINCIPAL POSITION           ($)         ($)            ($)             (#)             ($)
--------------------------------   ---------   ---------   --------------   ------------   ---------------
John M. Monter                     350,000         --           8,400         437,500              828(1)
Chief Executive Officer
Herman Thibodeaux (2)              123,386       73,950                        40,000           94,613(3)
James "Marty" McGee                124,845      121,200            --          40,000              401(1)
Vice President,
Operations-Southeast Region
Ronald W. Moore (4)                121,145      109,077            --          40,000              823(1)
Otto K. Knoll                      139,870       73,942         1,938          40,000            1,600(1)
Vice President,
Operations-Western Region
Gerald B. Curran (5)               150,000       49,131            --          40,000            1,442(1)
Raymond L. Edwards                 135,000       30,000            --          40,000              156(1)
Vice President, Administration

----------
(1)   Represents the Company's matching 401(k) contributions.

(2) Mr. Thibodeaux retired from his position as Vice President, Marketing and Sales on October 1, 1997.

(3) Payment pursuant to an employment agreement with WMI upon transition due to disability status.

(4) Mr. Moore was reassigned from his position as Vice President, Operations -- Central Region on December 1, 1997 to Division Manager of the Company's Houston Division.

(5) Mr. Curran resigned from his position as Chief Financial Officer, Vice President, Finance and Secretary on May 1, 1998. Mr. Curran's severance agreement includes additional 1998 bonus payments of $32,946, one year at continued base salary of $150,000 and one year's continued coverage under the Company's medical and dental plan.


 Stock Option Grants in Last Fiscal Year.


     The following table sets forth certain information concerning grants of stock options made to the persons named in the Summary Compensation Table during the year ended December 31, 1997. Such grants are exercisable for shares of the common stock of Holdings. No stock appreciation rights were granted.


                       OPTION GRANTS IN LAST FISCAL YEAR




                                                                                                   POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                                    RATES OF
                                                                                                  STOCK PRICE
                                                                                                APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                               OPTION TERM (2)
                        ----------------------------------------------------------------------   ------------------
                                                   % OF TOTAL
                                                     OPTIONS
                         NUMBER OF SECURITIES      GRANTED TO    EXERCISE OR
                          UNDERLYING OPTIONS      EMPLOYEES IN   BASE PRICE
NAME                        GRANTED (#) (1)        FISCAL YEAR     ($/SH)     EXPIRATION DATE    5% ($)   10% ($)
---------------------   ----------------------   -------------- ------------ ----------------- --------- --------
John M. Monter                 437,500                 45.7          1.00        12/31/06       275,141  697,262
Herman Thibodeaux               40,000                  4.2          1.00        12/31/06        25,156   63,750
James "Marty" McGee             40,000                  4.2          1.00        12/31/06        25,156   63,750
Ronald W. Moore                 40,000                  4.2          1.00        12/31/06        25,156   63,750
Otto K. Knoll                   40,000                  4.2          1.00        12/31/06        25,156   63,750
Gerald B. Curran                40,000                  4.2          1.00        12/31/06        25,156   63,750
Raymond L. Edwards              40,000                  4.2          1.00        12/31/06        25,156   63,750

----------
(1) Options vest in five equal annual installments beginning January 1, 1998 provided certain performance criteria are met. Unvested options are subject to forfeiture, and any shares acquired upon exercise are subject to repurchase rights of the Company, upon termination of employment. Upon a change of control all unvested options will vest.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation for the underlying stock of 5% and 10% compounded annually from the date that the respective options were granted through their expiration date. This table does not take into account any appreciation in the price of the underlying stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the underlying stock and the date at which the options are exercised.

     The following table summarizes option exercises during the last fiscal year and the amount and value of options for persons named in the Summary Compensation Table.




                                                                NUMBER OF
                                                                SECURITIES        VALUE OF
                                                                UNDERLYING       UNEXERCISED
                                                               UNEXERCISED      IN-THE-MONEY
                                                                OPTIONS AT       OPTIONS AT
                                                               DECEMBER 31,     DECEMBER 31,
                                                                 1997 (#)       1997 ($) (1)
                         SHARES ACQUIRED         VALUE         EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE     UNEXERCISABLE
---------------------   -----------------   --------------   ---------------   --------------
John M. Monter                 --                --            0/437,500            0/0
Herman Thibodeaux              --                --            0/ 40,000            0/0
James "Marty" McGee            --                --            0/ 40,000            0/0
Ronald W. Moore                --                --            0/ 40,000            0/0
Otto K. Knoll                  --                --            0/ 40,000            0/0
Gerald B. Curran               --                --            0/ 40,000            0/0
Raymond L. Edwards             --                --            0/ 40,000            0/0

EMPLOYMENT AGREEMENTS


     Mr. Monter entered into an employment agreement with the Company on October 1, 1996 pursuant to which he serves as President and Chief Executive Officer. The employment agreement terminates on March 31, 1999 and provides for an annual salary of not less than $350,000. Mr. Monter is also eligible for a bonus of up to 100% of his base salary and an additional bonus of up to $50,000. The Company undertakes to pay up to $1,500 of premiums annually under Mr. Monter's life insurance policy. In the event the Company terminates Mr. Monter's employment without cause or he becomes disabled, he is entitled to his
(i) base salary until the later to occur of the one year anniversary or March 31, 1999 (the "Severance Period"), (ii) continued coverage under the Company's welfare benefits for up to the end of the Severance Period, and (iii) in the case of termination without cause, a bonus equal to $12,500 multiplied by the number of months remaining in the Severance Period. Any unvested stock options held by Mr. Monter shall vest upon a change in control of the Company. As a part of the employment agreement, Mr. Monter has entered into covenants prohibiting him from competing with the Company, working for any of the Company's competitors or using proprietary information for a twelve month period following his departure from the Company.


     Each of Messrs. McGee, Moore and Knoll is party to an employment agreement with the Company. Each agreement terminates on 31, 1998. Each provides for (i) a minimum annual salary and bonus, (ii) a completion bonus (equal to 35% of bonuses earned in 1996 and 1997) if such individual remains employed by the Company on July 31, 1998 and (iii) a change of control payment (equal to two months salary) in the event of a sale of the Company to an unrelated entity. In the event of termination of any such individual's employment without cause, he is entitled to certain payments which may exceed the total payments otherwise required under his applicable agreement. As a part of their respective employment agreements, such individuals have entered into covenants generally prohibiting each of them from competing with the Company, working for any of the Company's competitors or using proprietary information.

                             PRINCIPAL STOCKHOLDERS

     All of the issued and outstanding common stock of the Company is held by Holdings (and pledged to secure the Bank Facility). The following table sets forth certain information with respect to the beneficial ownership of the common stock of Holdings as of March 31, 1998 by (i) each person or group known to the Company who beneficially owns more than five percent of the common stock of Holdings and (ii) all directors and executive officers of the Company as a group:




                                                                               NUMBER OF        PERCENTAGE
                                                                               SHARES OF            OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                         COMMON STOCK         CLASS
-----------------------------------------------------------------------   ------------------   -----------
DLJ Merchant Banking Partners, L.P. and related investors (1) .........        8,762,500           65.5%

Rust Industrial Services, Inc.(2)
 3003 Butterfield Road
 Oakbrook, IL 60521 ...................................................        2,487,500(4)        18.6%

Carlisle-Brand Investors, L.P.(3)
 7777 Fay Avenue
 La Jolla, California 92037 ...........................................        1,250,000            9.3%

David L. Jaffe(5)
 DLJ Merchant Banking Partners, Inc.
 277 Park Avenue
 New York, New York 10172 .............................................               --             --

Karl R. Wyss(5)
 DLJ Merchant Banking Partners, Inc.
 277 Park Avenue
 New York, New York 10172 .............................................               --             --

James S. Carlisle(6)
 Carlisle Enterprises
 7777 Fay Avenue
 La Jolla, California 92037 ...........................................               --             --

All directors and officers as a group(5)(6) ...........................          788,876(7)         5.9%

----------
(1) Consists of shares held by DLJMB, DLJ Offshore Partners, C.V. ("Offshore"), DLJ Merchant Banking Funding, Inc. ("Funding") and DLJ International Partners, C.V. ("International"), each of which is affiliated with DLJSC. See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJMB and Funding is 277 Park Avenue, New York, New York 10172. The address of each of Offshore and International is John B. Gorsivaweg 6, Willemstad, Curacao, Netherland Antilles. As a general partner of DLJMB, Offshore and International, DLJMB, Inc. may be deemed to beneficially own indirectly all of the shares held by DLJMB, Offshore and International, and as the parent of each of DLJ Merchant Banking, Inc. and Funding, Donaldson, Lufkin & Jenrette, Inc. may be deemed to beneficially own indirectly all of the shares held by DLJMB, Offshore, International and Funding. Donaldson, Lufkin & Jenrette, Inc. is a majority owned subsidiary of The Equitable Companies Incorporated. The address of DLJ Merchant Banking, Inc. and Donaldson, Lufkin & Jenrette, Inc. is 277 Park Avenue, New York, New York 10172.

(2) Rust Industrial is a wholly owned subsidiary of Rust International, Inc. ("RII") which is majority owned by WMI. As a result, WMI and RII may be deemed to beneficially own all of the shares held by Rust Industrial. The address for each of WMI and RII is 3003 Butterfield Road, Oakbrook, Illinois 60521.

(3) As the general partner of Carlisle, Carlisle Group, L.P. ("Carlisle Group") may be deemed to beneficially own indirectly all of the shares held by Carlisle. As the general partner of Carlisle Group, Carlisle Enterprises, LLC may be deemed to beneficially own indirectly all of the shares held by Carlisle. The address of Carlisle Group and Carlisle Enterprises, LLC is 7777 Fay Avenue, La Jolla, California 92037.

(4) Does not include (i) 47,500 shares issuable upon the exercise of currently exercisable options held by Carlisle Group and (ii) up to 871,250 shares issuable upon exercise of options held by Carlisle Group, which options are not currently exercisable and will not be exercisable within 60 days of the date of this Prospectus.

(5) Messrs. Jaffe and Wyss are officers of DLJ Merchant Banking, Inc., an affiliate of DLJMB and the Initial Purchaser. Share data shown for such individuals excludes shares shown as held by DLJMB and related investors, as to which such individuals disclaim beneficial ownership.

(6) Mr. Carlisle is a managing partner of Carlisle Enterprises, LLC, the sole general partner of the sole general partner of Carlisle. Share data shown for Mr. Carlisle excludes shares shown as held by Carlisle, as to which Mr. Carlisle disclaims beneficial ownership.

(7) Does not include shares which may be purchased upon exercise of Director Options or options awarded pursuant to the Company's employee benefit plans, none of which are vested or will be exercisable within 60 days of the date of the Prospectus.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Pursuant to the Shareholders Agreement, Holdings' board consists of seven members: five nominated by DLJMB, one nominated by Carlisle and one nominated by Rust Industrial. The Shareholders Agreement also provides for certain restrictions on transfers of Holdings' common stock. In addition, the Shareholders Agreement provides for certain rights of first refusal in favor of DLJMB, certain rights and obligations on the part of shareholders to participate in transfers of shares by DLJMB and preemptive rights for DLJMB, Carlisle and Rust Industrial under certain circumstances. The Shareholders Agreement further provides that DLJMB, Carlisle and Rust Industrial each have the right, subject to certain conditions, to request that Holdings register securities that they own under the Securities Act, and to participate in other registrations of Holdings' and the Company's securities, in each case at Holdings' expense.


     The Shareholders Agreement provides for certain advisory relationships and the payment of management advisory fees. For five years after the date of the agreement, DLJSC is engaged as the exclusive financial and investment banking advisor for Holdings, on customary terms. Pursuant to the Shareholders Agreement, DLJMB, Inc., the sole general partner of DLJMB, and Carlisle Group, the sole general partner of Carlisle, each receive an annual advisory fee of $250,000 from Holdings. DLJSC received customary fees in connection with the underwriting, purchase and placement of the Notes.


     Holdings has entered into a Stock Option Agreement (the "Option") with Carlisle Group. The Option gives Carlisle Group the right to acquire up to 918,750 shares of the common stock of Holdings for $1.00 per share. The exact number of shares that may be acquired pursuant to the Option depends upon Holdings' financial performance, equity financings by Holdings and other factors. Carlisle Group's rights under the Option vest progressively throughout the term of the Option. The Option will terminate on or, under certain circumstances, before September 30, 2006.


     DLJ Capital, the Syndication Agent and a lender under the Bank Facility, is an affiliate of DLJMB and DLJSC. For a description of the Bank Facility, see "Description of Bank Facility." The proceeds from the sale of the Notes were used to repay indebtedness under the Bank Facility, $1.6 million of which was owed to DLJ Capital. In connection with an amendment to the existing Bank Facility, the Company paid customary fees to DLJ Capital, as the Syndication Agent and as a Lender under the Bank Facility.


     In connection with the Acquisition, WMI and the Company entered into a transition services agreement. Pursuant to such agreement, WMI pays the Company a fee for transition services of $725,000 quarterly. The first such payment was made on December 31, 1996 and such payments will continue through September 30, 1999. In addition, the Company provides computer support to WMI Industrial Cleaning Services, Inc., a subsidiary of WMI and receives a payment of $62,500 per month for such service.


     In March 1997, certain officers and employees of the Company purchased a total of 878,364 newly-issued shares of Holdings' common stock for $1 per share and 42,832 shares of Old Preferred Stock for $25 per share. In connection with such purchases, Holdings extended recourse loans to executive officers in the aggregate amount of $341,000. Each of the loans matures in March 2002 (subject to prepayment in the event any shares are disposed of prior to such time), with interest payable at the rate of 7.03% per annum. The loans are secured by a pledge of the shares purchased.


     WMI provides trash hauling services to the Company for which the Company paid WMI approximately $90,000 in 1997.

                          DESCRIPTION OF BANK FACILITY

     The following summary does not purport to be complete and is qualified in its entirety by the Credit Agreement, copies of which may be obtained upon request from the Company.

     The Company entered into a credit agreement (the "Credit Agreement") relating to the Bank Facility, with DLJ Capital, as Syndication Agent, and BofA, as Administrative Agent, on September 30, 1996, which Credit Agreement was amended on November 26, 1997 and February 20, 1998. As so amended, the Bank Facility includes $60.0 million of senior secured credit facilities. A six-year $30.0 million senior secured revolving loan facility (the "Revolving Facility") is available to the Company for working capital and other general corporate purposes. Borrowings under the Revolving Facility are governed by a borrowing base equal to 85% of eligible accounts receivable. A $15.0 million sub-facility of the Revolving Facility is available for the issuance of letters of credit. The issuance of letters of credit constitutes usage under the Revolving Facility and reduces availability of the Revolving Facility dollar for dollar. Interest on loans under the Revolving Facility is determined by a leverage-based pricing grid. A commitment fee is payable on the unused portion of the Revolving Facility at a rate also determined by a leverage-based pricing grid.

     In addition, the Bank Facility, as amended, includes a term facility (the "Term Facility"). The Term Facility was fully drawn at the closing of the bank facility (the "Bank Closing") in the amount of $160.0 million to partially fund the Acquisition. $130.0 million of such Term Facility was repaid with the proceeds of the Old Note Offering, leaving $30.0 of loans outstanding under the Term Facility. Interest on loans under the Term Facility is determined by a leverage-based pricing grid. The portion of the Term Facility that remained outstanding after such repayment had an average life of 3.05 years at the Bank Closing Date. The Term Facility amortizes quarterly in amounts aggregating $1.5 million in 1998, $5.0 million in 1999, $6.0 million in 2000, $8.5 million in 2001 and $9.0 million in 2002, with a final maturity of September 30, 2002.

     Loans outstanding under the Bank Facility are required to be prepaid from 100% of the net proceeds from debt issuances, 100% of the net proceeds from certain asset sales that are not reinvested in the Company's business within a specified period, 50% of the net proceeds from certain issuances of equity securities and 75% of the Company's consolidated annual excess cash flow.

     The Bank Facility is secured by (i) a first priority perfected lien on all material tangible and intangible assets of the Company and its U.S. subsidiaries, (ii) a first priority pledge of all notes evidencing intercompany indebtedness owed to the Company or its U.S. subsidiaries and (iii) a first priority pledge of 100% of the capital stock of the Company and all of its U.S. subsidiaries and 65% of the capital stock of all of its non-U.S. subsidiaries. The Bank Facility is also supported by guarantees from Holdings and all U.S. subsidiaries of the Company.

     The Credit Agreement contains the following financial covenants, which are computed quarterly on a rolling four-quarter basis: (i) maximum leverage; (ii) minimum interest coverage; (iii) minimum fixed charge coverage; (iv) minimum net worth; and (v) maximum capital expenditures. In addition, the Credit Agreement restricts the Company's ability, among other things, to (i) incur debt, sale-leasebacks and contingent liabilities; (ii) pay dividends, make distributions or repurchase stock; (iii) incur liens; (iv) sell assets other than in the ordinary course of business; (v) make investments or acquisitions;
(vi) consummate mergers, consolidations or combinations; or (vii) engage in transactions with affiliates. As of December 31, 1997 the Company was not in compliance with certain covenants under the Credit Agreement. The Company sought and obtained waivers of such non-compliance from the lenders under the Bank Facility.

     The Company obtained an amendment to the Bank Facility which became effective upon the closing of the Old Note Offering, substantially all of the net proceeds of which Old Note Offering were used to repay loans outstanding under the Bank Facility. Under such amendment, the terms and required levels under the financial covenants were reset at levels that are more consistent with the Company's capital structure following the Old Note Offering and its current and expected financial performance and certain other amendments to the Bank Facility were effected.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 1,250,000 shares of the 14.5% Senior Exchangeable Preferred Stock due 2008, par value $0.01, of which 1,042,460 are issued and outstanding. The following is a summary of the principal terms of the Preferred Stock, which is governed by the Certificate of Designations, Preferences and Rights relating thereto (the "Certificate of Designations").

     Each share of Preferred Stock had an initial liquidation preference of $25.00 per share, plus accrued and unpaid dividends. The Preferred Stock ranks senior to all classes or series of equity securities of the Company. The holders of the Preferred Stock are entitled to receive dividends, when, as and if declared by the Board at the rate of 14.5% per annum on the liquidation value. Dividends on the Preferred Stock accrete to the liquidation value of the Preferred Stock until the later of (i) September 30, 2001 (the "Fifth Anniversary") and (ii) the first date on which dividends on the Preferred Stock would be permitted to be paid in cash pursuant to the terms of the Company's then outstanding indebtedness (such later date, the "Cash Pay Date"). The Company is restricted from declaring dividends on other securities and from redeeming or repurchasing certain junior securities unless full cumulative dividends have been paid on the Preferred Stock.

     In the event of an Equity Offering prior to September 30, 1999, the Company may, at its option, redeem not less than all of the outstanding Preferred Stock at a price of 114.5% of the liquidation value; provided that the aggregate redemption price of all the outstanding shares of Preferred Stock do not exceed the net proceeds received by the Company from such Equity Offering. After September 30, 2001, the Company may, at its option, redeem any or all outstanding shares of Preferred Stock at a price of 107.25% of the liquidation value in 2001 declining annually ratably to 100% in 2004 and thereafter. In the event of a Change of Control (as defined in the Certificate of Designations), the Company is required to make an offer to redeem all shares of Preferred Stock at a redemption price equal to 101% of the liquidation value. In addition, the Company is required to redeem all shares of Preferred Stock on March 31, 2008 at a price equal to the liquidation value at such date. There is no restriction on the repurchase or redemption of shares of Preferred Stock by the Company while there is an arrearage in the payment of dividends.

     The holders of Preferred Stock voting as a class are entitled to elect two directors if and whenever (i) six consecutive quarterly dividends after the Fifth Anniversary have not been paid in full, (ii) the Company has not redeemed the Preferred Stock on March 31, 2008, (iii) the Company has not offered to redeem the Preferred Stock in a timely manner following a change of control event, (iv) dividends have been paid on other securities or junior securities have been redeemed or repurchased while full cumulative dividends have not been paid on the Preferred Stock or (v) the Company's Certificate of Incorporation has been amended in a manner adverse to the holders of Preferred Stock without such holder's consent.


EXCHANGE DEBENTURES

     Subject to certain conditions, the Company may, at its option, issue 14.5% Junior Subordinated Exchange Debentures due 2008 in exchange for any or all outstanding shares of Preferred Stock, at an exchange ratio of $1.00 of liquidation value of Preferred Stock for $1.00 principal amount of Exchange Debentures. On and after the date of any exchange, dividends will cease to accrue on the Preferred Stock and all rights of holders of the Preferred Stock shall cease.

     The Exchange Debentures, if issued, will be issued pursuant to an indenture (the "Exchange Indenture") and will be limited in amount to the aggregate liquidation value of the Preferred Stock outstanding at the time of the exchange. The Exchange Debentures will mature on March 31, 2008. The Exchange Debentures will pay interest at an effective annual rate of 14.5%, payable quarterly. Prior to the Cash Pay Date, interest will be payable in additional Exchange Debentures.

     The Exchange Debentures will be general unsecured obligations of the Company and will be subordinated in right of payment to the prior payment of all indebtedness of the Company that is not expressly made pari passu with or junior to the Exchange Debentures.

     In the event of an Equity Offering prior to September 30, 1999, the Company would be allowed, at its option, to redeem any or all outstanding Exchange Debentures, at a purchase price equal to 114.5% of the principal amount thereof, plus accrued and unpaid interest thereon. After September 30, 2001, the Company would be allowed, at its option, to redeem any or all outstanding Exchange Debentures at a price of 107.25%, in 2001, of the principal amount thereof, plus accrued and unpaid interest, declining annually ratably to 100% in 2004 and thereafter. In the event of a Change of Control, the Company would be required to make an offer to redeem all of the Exchange Debentures at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon.


     The Exchange Indenture would contain covenants that, among other things, would limit the ability of the Company to make certain payments and to merge, consolidate or sell substantially all of its assets.

                             DESCRIPTION OF NOTES

     The Company issued $130.0 million aggregate principal amount of 10 1/4% Senior Notes due 2008 (the "Notes") under an indenture, dated as of February 25, 1998 (the "Indenture") by and between the Company and U.S. Trust Company of Texas, N.A., as trustee under the Indenture (the "Trustee"). The offering of the Notes (the "Old Note Offering") generated net proceeds of approximately $125.6 million.

     The Notes represent general senior unsecured obligations of the Company and rank pari passu with all existing and future senior unsecured indebtedness and other obligations of the Company. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. In addition, the Notes are effectively subordinated to existing and future senior secured indebtedness, including the Bank Facility, which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries.

     The Notes mature on February 15, 2008, and bear interest at 10 1/4% per annum from February 25, 1998 (the "Note Issue Date") or from the most recent interest payment date to which interest has been paid or provided for. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998.

     Except as provided in the next paragraph, the Notes are not redeemable at the option of the Company prior to February 15, 2003. On or after such date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), if redeemed during the 12 months beginning February 15 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) plus Liquidated Damages (as defined), if any:



YEAR                                  PERCENTAGE
----                                  ----------
   2003 .........................       105.125%
   2004 .........................       103.417%
   2005 .........................       101.708%
   2006 and thereafter ..........       100.000%

     Notwithstanding the foregoing, at any time during the first 36 months after the Note Issue Date, the Company may, at its option, redeem up to a maximum of 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more offerings of capital stock of the Company at a redemption price equal to 110 1/4% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date plus Liquidated Damages, if any; provided, that each such redemption shall occur within 90 days of the closing of the such offering.

     Upon the occurrence of a Change of Control (as defined in the Indenture), each holder will have the right to require the Company to repurchase all of such holder's Notes in whole or in part at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date.

     The Indenture contains covenants limiting the ability of the Company and its Subsidiaries to, among other things, pay dividends or make certain other payments, make certain investments, incur additional indebtedness, permit liens, incur dividend and other payment restrictions affecting its subsidiaries, enter into consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with its affiliates and engage in unrelated lines of business. In addition, the Indenture imposes restrictions on the ability of the Company's subsidiaries to issue guarantees.

     In connection with the Old Note Offering, the Company entered into a Registration Rights Agreement (the "Notes Registration Rights Agreement"). Upon the failure to comply with certain provisions of the Notes Registration Rights Agreement, the Company is obligated to pay holders of the Notes liquidated damages ("Liquidated Damges").


                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any
such resale. In addition, until        , 1998 (90 days after the date of this
Prospectus), all dealers effecting transactions in the New Preferred Stock may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Preferred Stock by Participating Broker-Dealers. New Preferred Stock received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such New Preferred Stock. Any Participating Broker-Dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Stock and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the holders of the Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the New Preferred Stock offered hereby will be passed upon for the Company by Davis Polk & Wardwell.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Brand as of December 31, 1996 and 1997 and for the three months ended December 31, 1996 and the year ended December 31, 1997 and the consolidated statements of operations, stockholder's equity and cash flows of Rust for the year ended December 31, 1995 and the nine months ended September 30, 1996 included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.


                             AVAILABLE INFORMATION

     The Company has filed the Registration Statement on Form S-1 (of which this Prospectus is a part) with the Commission under the Securities Act with respect to the New Preferred Stock. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission.

     The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copies obtained at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS FOR RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES:
Report of Independent Public Accountants.................................................    F-2
Consolidated Statements of Operations for the Year Ended December 31, 1995 and the Nine
 Months Ended September 30, 1996.........................................................    F-3
Consolidated Statements of Cash Flows for the Year Ended December 31, 1995 and the Nine
 Months Ended September 30, 1996.........................................................    F-4
Consolidated Statements of Stockholder's Equity for the Year Ended December 31, 1995 and
 the Nine Months Ended September 30, 1996................................................    F-5
Notes to Consolidated Financial Statements ..............................................    F-6
CONSOLIDATED FINANCIAL STATEMENTS FOR BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants.................................................   F-10
Consolidated Statements of Operations for the Three Months Ended December 31, 1996, the
 Year Ended December 31, 1997 and the Three Months Ended March 31, 1997 (unaudited) and
 1998 (unaudited)........................................................................   F-11
Consolidated Balance Sheets as of December 31, 1996, 1997 and March 31, 1998
 (unaudited).............................................................................   F-12
Consolidated Statements of Cash Flows for the Three Months Ended December 31, 1996, the
 Year Ended December 31, 1997 and the Three Months Ended March 31, 1997 (unaudited) and
 1998 (unaudited)........................................................................   F-14
Consolidated Statements of Stockholder's Equity (Deficit) for the Three Months Ended
 December 31, 1996, the Year Ended December 31, 1997 and the Three Months Ended March
 31, 1998 (unaudited) ...................................................................   F-15
Notes to Consolidated Financial Statements ..............................................   F-16

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rust Scaffold Services Inc.:

We have audited the accompanying consolidated statements of operations, stockholder's equity and cash flows of Rust Scaffold Services Inc. and Subsidiaries (a Delaware corporation) for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Rust Scaffold Services, Inc. and subsidiaries for the year ended December 31, 1995, and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chicago, Illinois
March 19, 1997

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                               (000's omitted)

                                                           NINE MONTHS
                                         YEAR ENDED           ENDED
                                     DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                     ----------------- ------------------
Revenue ............................      $193,829           $124,769
Operating expenses..................       138,968             89,073
                                     ----------------- ------------------
Gross profit........................        54,861             35,696
Selling and administrative
 expenses...........................        25,807             15,825
                                     ----------------- ------------------
  Operating income..................        29,054             19,871
Interest expense....................         9,444              7,872
Interest income.....................        (1,012)              (482)
Other expense, net..................           853                708
                                     ----------------- ------------------
  Pretax income.....................        19,769             11,773
Provision for income taxes..........         8,300              4,813
                                     ----------------- ------------------
Net income..........................      $ 11,469           $  6,960
                                     ================= ==================

The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (000'S OMITTED)

                                                                                  NINE MONTHS
                                                                YEAR ENDED           ENDED
                                                            DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                            ----------------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..............................................      $ 11,469           $  6,960
  Adjustments to reconcile net income to net cash provided
  by operating activities--
   Deferred tax provision..................................         4,348              2,427
   Depreciation and amortization .........................          8,602              6,669
   Changes in operating assets and liabilities--
   Trade accounts receivable, net .........................         3,979              4,416
   Costs and estimated earnings in excess of billings on
    uncompleted contracts..................................        (1,398)             1,701
   Notes receivable........................................         2,306              4,797
   Scaffolding.............................................         4,484              2,846
   Accounts payable........................................           660               (727)
   Accrued expenses........................................         1,795              2,173
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................           261               (504)
   Other...................................................          (919)            (2,280)
                                                            ----------------- ------------------
       Net cash provided by operating activities...........        35,587             28,478
                                                            ----------------- ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment .....................       (13,550)            (5,770)
   Proceeds from sales of property and equipment other than
    scaffolding............................................           101                 64
                                                            ----------------- ------------------
       Net cash used for investing activities..............       (13,449)            (5,706)
                                                            ----------------- ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments to Rust Industrial Services Inc., net .........       (20,440)           (26,962)
                                                            ----------------- ------------------
       Net cash used for financing activities .............       (20,440)           (26,962)
                                                            ----------------- ------------------
INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS .........         1,698             (4,190)
CASH AND CASH EQUIVALENTS, beginning of year ..............         2,618              4,316
                                                            ----------------- ------------------
CASH AND CASH EQUIVALENTS, end of year ....................      $  4,316           $    126
                                                            ================= ==================

The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                               (000's omitted)

                                                                       NINE MONTHS
                                                     YEAR ENDED           ENDED
                                                 DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                 ----------------- ------------------
STOCKHOLDER'S EQUITY--NET INVESTMENT BY RUST
 INDUSTRIAL SERVICES INC., beginning balance  ..      $150,005           $141,374
 Comprehensive Income:
  Net income....................................        11,469              6,960
  Translation adjustment........................           340                 26
                                                 ----------------- ------------------
   Comprehensive income.........................        11,809              6,986
 Payments to Rust Industrial Services Inc., net        (20,440)           (26,962)
                                                 ----------------- ------------------
STOCKHOLDER'S EQUITY--NET INVESTMENT
 BY RUST INDUSTRIAL SERVICES INC.,
 ending balance ................................      $141,374           $121,398
                                                 ================= ==================

The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (000'S OMITTED)

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

   Rust Scaffold Services Inc. and its Subsidiaries ("RSS" or the "Company") was a Delaware Corporation and was 100% owned by Rust Industrial Services, Inc. ("RIS") which is 100% owned by Rust International Inc. ("RII"). RII is a 60% owned subsidiary of Waste Management Inc. ("WMI") and a 40% owned subsidiary of Wheelabrator Technologies Inc. ("WTI"). On September 30, 1996, a company (the "Newco") formed by DLJ Merchant Banking Partners, L.P. ("DLJMB") and on behalf of DLJMB one or more of its affiliates or other related entities and Carlisle Brand Investors, L.P. (the "Investors") acquired the outstanding securities of the Company. The purchase price of the business was approximately $190 million, which RIS was paid through a combination of cash, notes payable, preferred stock and a 19.9% interest in Newco. Newco operates under the name DLJ Brand Holdings, Inc. ("Holdings").

   The Company provided scaffolding services primarily to refining, chemical, petrochemical and utility industries, and to a lesser extent, pulp and paper plants, nuclear facilities and general commercial clients. In most cases, the Company's scaffolding services were provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, and such services were also performed in connection with new construction projects, plants, nuclear facilities and general commercial clients. The Company provided personnel to erect, modify, move and dismantle scaffolding structures, transport scaffolding to project sites and supervised and managed such activities. In addition, the Company rents, and in some cases, sold scaffolding. The Company maintained a substantial inventory of scaffolding at several locations in various cities in the United States and Canada.

   The Company's services were not rendered to or dependent on any single customer within the industrial or commercial markets and therefore the Company did not believe that a material concentration of credit risk existed, except that one customer accounted for 14% and 21% of revenue for the year ended December 31, 1995 and nine months ended September 30, 1996, respectively.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   As a result of the Company's relationship with WMI and RII, the financial position and results of operations are not necessarily indicative of what they would have been had these relationships not existed. Additionally, these financial statements are not necessarily indicative of the future operations or future financial position of the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated. The consolidated statements of income reflect substantially all of the Company's costs associated with the normal cost of business. These costs include direct expenses and certain overhead and other expenses incurred by WMI and RII on the Company's behalf. The expenses allocated to the Company and the method of allocation are further discussed in Note 3, "Transactions with Affiliates."

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 Revenue Recognition

   The Company recognizes contract revenue on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to costs and income. Substantially all of the Company's contracts are completed in less than six months. Other revenues are recognized when the services are performed.

 Foreign Currency

   The assets and liabilities of the Company's foreign subsidiaries, Rust Scaffold Services of Canada, LTD. and JLG Scaffolding, Inc., are translated at the rates of exchange in effect on the balance sheet date while income statement accounts are translated at the average exchange rate in effect during the period. The resulting translation adjustments are charged or credited directly to the Net Investment by Rust Industrial Services Inc. account, as settlement of such intercompany balance is not planned or anticipated in the foreseeable future.

 Cash and Cash Equivalents

   The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment (including major repairs and improvements) are capitalized and stated at cost. Items of an ordinary maintenance or repair nature are charged directly to operations. The cost of property and equipment is depreciated over the estimated useful lives on the straight-line method as follows:

Buildings ........................ 10 to 40 years
Scaffolding equipment ............  7 to 25 years
Vehicles and other equipment  ....  3 to 20 years
Leasehold improvements ...........  Life of the applicable lease or life of the improvement, whichever is shorter

   Depreciation expense for the year ended December 31, 1995 and nine months ended September 30, 1996 is $7,759 and $5,958, respectively.

 Intangible Assets

   Intangible assets relating to acquired businesses consist primarily of the cost of purchased businesses in excess of the market value of net assets acquired ("goodwill") and other covenants. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years. Amortization expense related to intangibles in 1995 and the nine months ended September 30, 1996 amounted to approximately $843 and $711, respectively.

 Impairment of Long-Lived Assets

   During 1995, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). When such events or circumstances indicate the carrying value of an asset may be impaired, the Company recognizes an impairment loss.

   Additionally, the Company measures the realizability of goodwill by the ability of the acquired business to generate current and expected future operating income in excess of annual amortization. If such realizability is in doubt, an adjustment is made to reduce the carrying value of the goodwill.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   Management has not recognized and does not believe any material impairment losses exist for the year ended December 31, 1995 or the nine months ended September 30, 1996.

 Income Taxes

   The Company is included in the federal income tax return of RII. The deferred tax liabilities in the accompanying balance sheets are calculated as if the Company filed a separate tax return. Income taxes are paid by RII on behalf of the Company, and charges for taxes currently payable are allocated to the Company.

 Operating Leases

   The Company leases various operating and office facilities for various terms. Rents charged to costs and expenses in the statements of income amount to approximately $1,435 for 1995 and $927 for the nine months ended September 30, 1996.

3. TRANSACTIONS WITH AFFILIATES

   WMI, RII and RIS have furnished the services of financial, administrative, legal and certain other corporate staff personnel to the Company. Additionally, RII provides certain retirement and post-retirement benefits to eligible employees of the Company. The costs of such services and benefits are allocated to the Company ratably on the basis of its revenues. The Company believes that the charges for such services and benefits have been calculated on a reasonable basis and that the total amount of costs recognized in the statements of income approximate what its actual costs would have been as a stand alone entity. In 1995 and during the nine months ended September 30, 1996, certain RSS employees participated in a 401(k) Plan and a stock option plan administered by WMI. Such charges for these services and benefits were $1,633 and $1,057 in 1995 and the nine months ended September 30, 1996, respectively, and are included in selling and administrative expenses in the statements of income.

   RIS allocates a portion of its interest expense to the Company based on the ratio which cumulative net cash advances to the Company bears to RIS's cumulative net cash advances to all of its subsidiaries and the value of net tangible assets. Management believes that the allocation of interest expense is representative of financing costs attributable to the Company and that the methodology used to allocate interest expense is reasonable. Intercompany interest expense of $9,444 and $7,872 was allocated to RSS in 1995 and the nine months ended September 30, 1996, respectively.

   RIS also provides worker's compensation and medical insurance coverage to the Company. The Company is allocated charges, which management deems reasonable, for such coverage and at any point in time is fully insured by RIS. The Company paid and provided expense in the amounts of $10,064 and $5,897 for such coverage in the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

4. INCOME TAXES

   The domestic operations of the Company were included in the consolidated federal income tax return of RII. The Canadian operations of the Company are included in the tax returns of Rust Scaffold Services of Canada, LTD. and JLG Scaffolding, Inc. Income taxes relating to the Company were paid by RII. No tax sharing agreement existed between the Company and RII. Income taxes have been provided in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("FAS 109"). In accordance with FAS 109, deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income calculated in a given year and the bases of assets and liabilities. Deferred income taxes are not provided on undistributed earnings of foreign affiliates because those earnings are considered to be permanently invested. If the reinvested earnings were to be remitted, the U.S. income taxes under current law would be immaterial.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   Following is a summary of the Company's income tax provision:

                                 FOR THE NINE
                                 MONTHS ENDED
                      1995    SEPTEMBER 30, 1996
                    -------- ------------------
Currently payable:
 Federal ..........  $3,422         $1,615
 State.............     530            243
                    -------- ------------------
                      3,952          1,858
Deferred:
 Federal ..........   3,131          2,110
 State ............     467            317
                    -------- ------------------
                      3,598          2,427
Foreign ...........     750            528
                    -------- ------------------
Total provision  ..  $8,300         $4,813
                    ======== ==================

   The reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 31, 1995 and the nine months ended September 30, 1996 is as follows:

                                            FOR THE NINE
                                            MONTHS ENDED
                                 1995    SEPTEMBER 30, 1996
                               -------- ------------------
Statutory federal income tax
 rate.........................   35.00%        35.00%
State and local taxes, net of
 federal benefit..............    3.25          3.09
Amortization of intangible
 assets relating to acquired
 businesses...................    0.80          1.05
Other.........................    2.93          1.74
                               -------- ------------------
Effective tax rate ...........   41.98%        40.88%
                               ======== ==================

5. STOCKHOLDER'S EQUITY -- NET INVESTMENT BY RIS

   The Company participates in a centralized cash management program administered by RIS. Cash collected from U.S. operations is remitted to RIS and advances are made by RIS, as needed, to cover the Company's operating expenses and capital requirements. Cash remittances and advances have been recorded to the "Stockholder's Equity -- Net Investment by Rust Industrial Services Inc." account in the accompanying Consolidated Statements of Stockholder's Equity.

6. COMMITMENTS AND CONTINGENCIES

   In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable, but in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Brand Scaffold Services, Inc.:

   We have audited the accompanying consolidated balance sheets of Brand Scaffold Services, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholder's equity (deficit) and cash flows for the three months ended December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brand Scaffold Services, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the three months ended December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

St. Louis, Missouri
March 17, 1998

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                               (000'S OMITTED)

                                                 THREE MONTHS                   THREE MONTHS    THREE MONTHS
                                                     ENDED        YEAR ENDED        ENDED          ENDED
                                                 DECEMBER 31,    DECEMBER 31,     MARCH 31,      MARCH 31,
                                                     1996            1997           1997            1998
                                                -------------- --------------  -------------- --------------
                                                                                 (UNAUDITED)    (UNAUDITED)
Revenue .......................................     $44,412        $160,660        $43,203        $50,690
Operating expenses ............................      34,170         122,638         31,751         38,814
                                                -------------- --------------  -------------- --------------
 Gross profit .................................      10,242          38,022         11,452         11,876
Selling and administrative expenses............       4,743          25,840          5,927          5,986
Nonrecurring start-up expenses ................          --           2,498             --             --
                                                -------------- --------------  -------------- --------------
 Operating income .............................       5,499           9,684          5,525          5,890
Interest expense ..............................       4,504          15,422          3,763          4,057
Interest income................................        (195)           (397)          (120)          (125)
                                                -------------- --------------  -------------- --------------
 Pretax income (loss)..........................       1,190          (5,341)         1,882          1,958
Provision for income tax.......................         525              --             --             --
                                                -------------- --------------  -------------- --------------
 Income (loss) before extraordinary loss  .....         665          (5,341)         1,882          1,958
Extraordinary loss on debt extinguishment, net
 of tax of $0 .................................          --              --             --          4,329
                                                -------------- --------------  -------------- --------------
 Net income (loss).............................     $   665        $ (5,341)       $ 1,882        $(2,371)
                                                ============== ==============  ============== ==============

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                         DECEMBER 31, 1996  DECEMBER 31, 1997 MARCH 31, 1998
                                                         ----------------- -----------------  --------------
                                                                                                (UNAUDITED)
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents .............................      $  4,881          $  2,217         $  1,317
 Trade accounts receivable, net of allowance for
  doubtful accounts of $925 in 1996, $1,000 in 1997 and
  $1,175 in 1998........................................        22,581            23,672           31,568
 Costs and estimated earnings in excess of billings on
  uncompleted contracts.................................         2,254             2,145            1,531
 Notes receivable, current portion .....................           837               388              425
 Note receivable from WMI, current portion .............         2,200             2,700            2,750
 Other current assets ..................................         1,949             2,374            3,044
                                                         ----------------- -----------------  --------------
  Total current assets .................................        34,702            33,496           40,635
PROPERTY AND EQUIPMENT:
 Land ..................................................         1,633             1,633            1,633
 Buildings .............................................         1,890             2,097            2,101
 Vehicles and other equipment ..........................         3,576             5,383            6,167
 Scaffolding equipment .................................       151,289           160,576          163,136
 Leasehold improvements ................................           497               790              796
                                                         ----------------- -----------------  --------------
 Total property and equpment, at cost ..................       158,885           170,479          173,833
 Less--Accumulated depreciation and amortization  ......         2,684            14,938           17,886
                                                         ----------------- -----------------  --------------
  Total property and equipment, net ....................       156,201           155,541          155,947
                                                         ----------------- -----------------  --------------
OTHER ASSETS:
 Deferred financing costs, net .........................         6,544             5,575            5,440
 Note receivable from WMI, net of current portion  .....         4,875             2,175            1,450
 Notes receivable, net of current portion ..............         1,944               756              676
                                                         ----------------- -----------------  --------------
  Total other assets ...................................        13,363             8,506            7,566
                                                         ----------------- -----------------  --------------
TOTAL ASSETS ...........................................      $204,266          $197,543         $204,148
                                                         ================= =================  ==============

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                         DECEMBER 31, 1996  DECEMBER 31, 1997 MARCH 31, 1998
                                                         ----------------- -----------------  --------------
                                                                                                (UNAUDITED)
LIABILITIES AND STOCKHOLDER'S
 EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Revolving loan.........................................      $     --          $  4,500         $  1,000
 Current maturities of long term debt...................         8,250             9,500            2,750
 Accounts payable ......................................         2,562             4,186            3,603
 Accrued expenses--
  Payroll and related accruals .........................         5,291             3,945            4,379
  Workers compensation and health benefit liabilities  .           795             3,717            4,531
  Other ................................................         4,512             2,696            4,140
 Billings in excess of costs and estimated earnings on
  uncompleted contracts.................................           636               745              691
                                                         ----------------- -----------------  --------------
   Total current liabilities ...........................        22,046            29,289           21,094
                                                         ----------------- -----------------  --------------
LONG-TERM DEBT .........................................       149,750           140,250          157,250
                                                         ----------------- -----------------  --------------
DEFERRED INCOME TAXES ..................................         2,317             2,040            2,078
                                                         ----------------- -----------------  --------------
COMMITMENTS AND CONTINGENCIES ..........................
14.5% SENIOR EXCHANGEABLE PREFERRED STOCK, $0.01 par
 value, 1,250,000 shares authorized, 1,042,460 issued
 and outstanding........................................        25,906            31,140           32,268
                                                         ----------------- -----------------  --------------
STOCKHOLDER'S EQUITY (DEFICIT):
 Common Stock, $0.01 par value, 100 shares authorized,
  issued and outstanding................................            --                --               --
 Paid-in capital .......................................        17,604            18,477           18,477
 Receivable from sale of Holdings' Common Stock  .......            --              (336)            (336)
 Predecessor basis adjustment ..........................       (13,038)          (13,038)         (13,038)
 Cumulative translation adjustment .....................           (78)             (525)            (392)
 Accumulated deficit ...................................          (241)           (9,754)         (13,253)
                                                         ----------------- -----------------  --------------
 Total stockholder's equity (deficit) ..................         4,247            (5,176)          (8,542)
                                                         ----------------- -----------------  --------------
   Total liabilities and stockholder's equity (deficit)       $204,266          $197,543         $204,148
                                                         ================= =================  ==============

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (000'S OMITTED)

                                                        THREE MONTHS                   THREE MONTHS    THREE MONTHS
                                                            ENDED        YEAR ENDED        ENDED          ENDED
                                                        DECEMBER 31,    DECEMBER 31,     MARCH 31,      MARCH 31,
                                                            1996            1997           1997            1998
                                                       -------------- --------------  -------------- --------------
                                                                                        (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (loss)....................................     $   665        $ (5,341)       $ 1,882       $  (2,371)
 Adjustments to reconcile net income (loss) to net
  cash
   provided by (used for) operating activities--
  Deferred tax provision .............................         420            (167)            --              --
  Depreciation and amortization ......................       3,567          13,294          3,137           3,334
  Extraordinary loss .................................          --              --             --           4,329
  Changes in operating assets and liabilities--
  Trade accounts receivable, net .....................       1,960          (1,513)        (3,281)         (7,895)
  Costs and estimated earnings in excess of billings
   on uncompleted contracts...........................      (1,643)            109            (47)            614
  Notes receivable ...................................         176           1,973            125              38
  Scaffolding.........................................         868           4,540          1,009             938
  Accounts payable ...................................         737           1,624          1,033            (583)
  Accrued expenses ...................................      (1,182)         (1,609)        (3,163)          3,278
  Billings in excess of costs and estimated earnings
   on uncompleted contracts...........................        (562)            109            208             (54)
  Other...............................................         (40)         (1,036)          (343)         (1,799)
                                                       -------------- --------------  -------------- --------------
    Net cash provided by (used for) operating
     activities ......................................       4,966          11,983            560            (171)
                                                       -------------- --------------  -------------- --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..................      (1,642)        (14,733)        (3,149)         (3,747)
 Receipts on note receivable from WMI.................         363           2,200            550             675
 Proceeds from sales of property and equipment other
  than scaffolding ...................................         (17)             37              5               1
                                                       -------------- --------------  -------------- --------------
    Net cash used for investing activities  ..........      (1,296)        (12,496)        (2,594)         (3,071)
                                                       -------------- --------------  -------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ........................          --              --             --         130,000
 Payments of long-term debt ..........................      (2,000)         (8,250)        (2,000)       (119,750)
 Borrowings/(Payments) of revolving loans.............          --           4,500          2,500          (3,500)
 Debt issuance financing costs .......................          --              --             --          (4,408)
 Issuance of preferred stock..........................          --           1,062             --              --
 Capital contribution from Holdings...................          --             873             --              --
 Receivable from sale of Holdings' common stock ......          --            (336)            --              --
                                                       -------------- --------------  -------------- --------------
    Net cash (used for) provided by financing
     activities.......................................      (2,000)         (2,151)           500           2,342
                                                       -------------- --------------  -------------- --------------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS  ....       1,670          (2,664)        (1,534)           (900)
CASH AND CASH EQUIVALENTS, beginning of period .......       3,212           4,881          4,881           2,217
                                                       -------------- --------------  -------------- --------------
CASH AND CASH EQUIVALENTS, end of period .............     $ 4,881        $  2,217        $ 3,347       $   1,317
                                                       ============== ==============  ============== ==============
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Interest paid .......................................     $ 3,016        $ 14,138        $ 3,478       $   3,113
 Income taxes paid....................................          --             113             --              --
                                                       ============== ==============  ============== ==============
NONCASH TRANSACTIONS:
 Paid in-kind accretion of preferred stock dividends .     $   906        $  4,172        $ 1,017       $   1,128
 Receipt of scaffolding as payment in lieu of cash on
  accounts receivable.................................          --             422             --              --
                                                       ============== ==============  ============== ==============

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                            RECEIVABLES
                               COMMON STOCK     ADDITIONAL   FROM SALE    PREDECESSOR   COMPRE-                CUMULATIVE
                            -----------------      PAID-    OF HOLDING'S     BASIS      HENSIVE   ACCUMULATED TRANSLATION
                             SHARES   DOLLARS   IN CAPITAL  COMMON STOCK   ADJUSTMENT    INCOME     DEFICIT    ADJUSTMENT   TOTAL
                            -------- --------  ------------ ------------  ----------- ----------  ----------- -----------  -------
Balance, October 1, 1996  .    100      $ --      $17,604      $  --        $(13,038)               $     --     $  --     $ 4,566
Comprehensive Income:
 Net Income ...............                                                              $   665         665                   665
 Translation Adjustment  ..                                                                  (78)                  (78)        (78)
                                                                                       ----------
 Comprehensive Income  ....                                                              $   587
                                                                                       ==========
Paid-in-kind accretion of
 preferred dividends ......                                                                             (906)                 (906)
                            -------- --------  ------------ ------------  -----------  ----------              ----------  -------
Balance, December 31,
 1996......................    100        --       17,604         --         (13,038)                   (241)      (78)      4,247
Comprehensive Income:
 Net income (loss) ........                                                              $(5,341)     (5,341)               (5,341)
 Translation Adjustment  ..                                                                 (447)                 (447)       (447)
                                                                                       ----------
 Comprehensive Income  ....                                                              $(5,788)
                                                                                       ==========
Paid-in-kind accretion of
 preferred dividends ......                                                                           (4,172)               (4,172)
Capital contribution from
 dlj brand holdings, inc.                             873                                                                      873
Issuance of prommissory
 notes from officers and
 employees ................                                     (336)                                                         (336)
                            -------- --------  ------------ ------------  -----------             -----------  ----------  -------
Balance, December 31,
 1997......................    100        --       18,477       (336)        (13,038)                 (9,754)     (525)     (5,176)
Comprehensive Income:
 Net Income (Loss) ........                                                              $(2,371)     (2,371)               (2,371)
 Translation Adjustment  ..                                                                  133                   133         133
                                                                                       ----------
 Comprehensive Income  ....                                                              $(2,238)
                                                                                       ==========
Paid-in-kind accretion of
 preferred dividends ......                                                                           (1,128)               (1,128)
                            -------- --------  ------------ ------------  -----------             -----------  ----------  -------
Balance, March 31, 1998  ..    100      $ --      $18,477      $(336)       $(13,038)               $(13,253)    $(392)    $(8,542)
                            ======== ========  ============ ============  ===========             ===========  ==========  =======

The accompanying notes to financial statements are an integral part of this statement.

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The financial statements included herein for the periods ended March 31, 1997 and 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Company's financial position as of March 31, 1997 and March 31, 1998 and the results of operations, changes in stockholder's equity and cash flows for the three months then ended. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.

1. ORGANIZATION AND BUSINESS

   Brand Scaffold Services, Inc. (a Delaware corporation) and its subsidiaries (the "Company") are 100% owned by DLJ Brand Holdings, Inc. ("Holdings"). Holdings is owned 65.5% by Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), 9.3% by Carlisle Enterprises, L.P. ("Carlisle"), 18.6% by Rust International Inc. ("Rust") through its wholly owned subsidiary Rust Industrial Services Inc. ("RIS") and 6.5% by the directors, officers and employees of the Company. Rust is a subsidiary of Waste Management, Inc. ("WMI").

   The Company believes it operates in one segment. The Company provides scaffolding services primarily to refining, chemical, petrochemical and utility industries, and to a lesser extent, pulp and paper plants, nuclear facilities and general commercial clients. Scaffolding services are typically provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, as well as for new construction projects. The Company provides personnel to erect and dismantle scaffolding structures, transport scaffolding to project sites and supervise and manage such activities. In addition, the Company rents and occasionally sells scaffolding that is classified as property and equipment on the consolidated balance sheet. The Company maintains a substantial inventory of scaffolding in the United States and Canada.

   The Company's services are not rendered to or dependent on any single customer within the industrial or commercial markets and therefore the Company does not believe that a material concentration of credit risk exists, except that one customer accounted for 18.0% and 18.4% of revenues for the three months ended December 31, 1996, and for the year ended December 31, 1997, respectively.

2.  PURCHASE TRANSACTION

   On September 30, 1996, the Company, a newly formed entity created by the merchant banking group of DLJ, purchased the net assets of Rust Scaffold Services, Inc. and its subsidiaries, which were direct and indirect subsidiaries of Rust (the "Acquisition"). The purchase price approximated the fair values of the net tangible assets acquired. The Company paid Rust the following, at fair values (in thousands):

Cash ..............................................................  $178,038
199,000 shares of senior exchangeable preferred stock (see Note 9)      4,975
2,487,500 shares of common stock of Holdings (see Note 11)  .......     2,487
Subordinated note (see Note 6) ....................................     4,800
                                                                    ----------
                                                                     $190,300
                                                                    ==========

   To fund the Acquisition, on September 30, 1996, the Company entered into a $190 million credit agreement (the "Credit Agreement") with Bank of America Illinois and DLJ Capital Funding pursuant to which the Company borrowed $160 million. On November 21, 1996, in accordance with the Credit Agreement, such borrowings were placed with various financial institutions. The Acquisition was

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

accounted for using the purchase method. As a result, the assets and liabilities of the Company were recorded at their approximate fair values as of October 1, 1996. As part of the Acquisition, Rust retained liability for certain tax, legal, environmental and other contingencies related to periods prior to October 1, 1996.

   The Company recorded a liability of approximately $1,200,000 on October 1, 1996, as part of the acquisition cost in connection with management's decision to exit and relocate certain offices and to involuntarily terminate or relocate certain employees. The Company substantially completed its restructuring activities in 1997. Charges to the liability were $900,000 for the year ended December 31, 1997. As of December 31, 1997, the balance of the liability was $100,000.

   As indicated above, on the date of the purchase, Rust retained a 19.9% interest in the Company. Accordingly, a "Predecessor Basis Adjustment" of $13,038,000 was recorded to the acquired assets and stockholder's equity reflecting Rust's historical carrying value of its retained ownership interest in the sold assets.

   The following table presents pro forma information for the Company for the year ended December 31, 1996 assuming the acquisition had taken place on January 1, 1996 (in thousands).

               UNAUDITED
Revenue......   $169,181
Net Income ..      3,352

   The pro forma amounts have been derived from the results for Rust Scaffold Services, Inc. for the nine months ended September 30, 1996 and for the Company for the three months ended December 31, 1996 plus certain adjustments: an increase of interest expense of $3,470,000 and an increase in depreciation and amortization of $4,218,000, as well as the related tax impact. These amounts are not necessarily indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

   The Company recognizes contract revenue on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to costs and income. Substantially all of the Company's contracts are completed in less than six months. Other revenues are recognized when the services are performed.

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RENTAL AND SALES OF SCAFFOLDING

   For the three months ended December 31, 1996 and the year ended December 31, 1997, revenues from the rental of scaffolding were $11,230,000 and $40,847,000, respectively. For the three months ended March 31, 1997 and March 31, 1998. Such revenues were $10,152,000 (unaudited) and $12,089,000 (unaudited), respectively.

   The Company periodically sells scaffolding to third parties, primarily to its rental customers. The Company recognizes revenue for the proceeds of such sales and records as operating expense the net book value of the scaffolding. Net book value is determined, assuming the oldest scaffolding is sold first, as the Company maintains inventory records on a group basis. Revenues and gross profit from sales of scaffolding were $1,395,000 and $567,000, respectively, for the three months ended December 31, 1996; $7,714,000 and $3,174,000, respectively for the year ended December 31, 1997; $1,576,000 (unaudited) and $566,000 (unaudited) for the three months ended March 31, 1997 and $1,513,000 (unaudited) and $576,000 (unaudited), respectively, for the three months ended March 31, 1998.

CASH AND CASH EQUIVALENTS

   The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

   Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are charged to expense. The cost of property and equipment is depreciated over the estimated useful lives on the straight-line method as follows:

Buildings ........................ 10 to 40 years
Vehicles and other equipment  ....  3 to 20 years
Scaffolding equipment ............  3 to 25 years
Leasehold improvements ...........  Life of the applicable lease or life of the improvement, whichever is shorter

   For the three months ended December 31, 1996 and the year ended December 31, 1997, depreciation expense was $2,899,000 and $12,325,000, respectively. For the three months ended March 31, 1997 and March 31, 1998, such expense was $2,896,000 (unaudited) and $3,119,000 (unaudited), respectively.

DEFERRED FINANCING COSTS

   In connection with the Acquisition, the Company deferred financing costs totaling $7,212,000. Of this amount, $588,000 was allocated to borrowings for the period October 1, 1996, to November 21, 1996, and was charged to expense during that period. The remaining $6,624,000 was allocated to the borrowings described in Note 6 and are being amortized over the life of the Credit Agreement. In 1998, the Company recorded an extraordinary loss of $4.3 million to write off deferred financing costs related to the early extinguishment of debt (see Note 6). For the three months ended December 31, 1996 and the year ended December 31, 1997, amortization of deferred financing costs, included in interest expense, were $668,000 and $969,000, respectively. For the three months ended March 31, 1997 and March 31, 1998, such amortization expense was $242,000 (unaudited) and $214,000 (unaudited), respectively. Accumulated amortization was $969,000 and $1,637,000 as of December 31, 1996 and December 31, 1997, respectively. In connection with the February 1998 issuance of senior notes, the Company paid financing fees and expenses of $4.4 million, which were deferred and are being amortized over 10 years. Of these fees, $3.9 million related to commissions.

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS

   Through February 1998, the Company used an interest rate collar to hedge its exposure to interest rate fluctuations. The collar has the effect of establishing a maximum and a minimum interest rate on a portion of the Company's underlying variable rate debt obligations. In 1997, the existence of this hedge had no impact on the financial position, results of operations or cash flows of the Company.

ASSET IMPAIRMENT

   If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.

FOREIGN OPERATIONS

   The assets and liabilities of the Company's wholly owned foreign subsidiary, Brand Scaffold Services of Canada, Inc. are translated at the rates of exchange in effect on the balance sheet date while income statement accounts are translated at the average exchange rate in effect during the period. The resulting translation adjustments are charged or credited to the cumulative translation adjustment account. Revenues from the Canadian operation and scaffolding equipment in Canada are less than 10% of the consolidated totals for the Company.

RECLASSIFICATIONS

   Certain reclassifications have been made to the December 31, 1996 financial statements to conform with the December 31, 1997 presentation.

4. NOTES RECEIVABLE

   Notes receivable result from scaffolding sales. As of December 31, 1996 and December 31, 1997, approximately $2,781,000 and $991,000 of such notes maturing in 3-5 years were outstanding with interest rates ranging from 9.75% to 11.00% and 8% to 10.25%, respectively.

5. INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are not provided on undistributed earnings of the Company's foreign subsidiary because those earnings are considered to be permanently invested. If the reinvested earnings were to be remitted, the U. S. income taxes under current law would be immaterial.

   For the three months ended December 31, 1996, the Company's income tax provision consisted of deferred domestic taxes of $420,000 and current foreign taxes of $105,000. For the year ended December 31, 1997, such provision consisted of a deferred domestic tax benefit of $287,000, current foreign tax expense of $167,000 and deferred foreign tax expense of $120,000.

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The reconciliation of the statutory federal income tax (benefit) expense on the Company's pretax income (loss) to the actual provision for income taxes for the three months ended December 31, 1996 and the year ended December 31, 1997, are as follows (in thousands):

                                        THREE MONTHS ENDED     YEAR ENDED
                                         DECEMBER 31, 1996  DECEMBER 31, 1997
                                        ------------------ -----------------
Statutory federal income taxes  .......        $417              $(1,869)
State and local taxes, net of federal            45                 (174)
Foreign taxes .........................          35                  287
Valuation allowance ...................          --                1,918
Other .................................          28                 (162)
                                        ------------------ -----------------
 Provision for income taxes............        $525              $    --
                                        ================== =================

   The components of the net deferred tax liability as of December 31, 1996 and 1997, are as follows (in thousands):

                                     1996        1997
                                  ---------- ----------
DEFERRED TAX ASSETS--
 Accrued liabilities.............   $ 2,061    $  3,152
 Property and equipment..........     1,641          --
 Net operating loss
 carryforward....................     1,989      26,371
 Valuation allowance.............    (5,178)     (7,096)
                                  ---------- ----------
  Deferred tax assets............   $   513    $ 22,427
                                  ========== ==========
DEFERRED TAX LIABILITIES--
 Note receivable from WMI........   $(2,830)   $ (1,950)
 Property and equipment..........        --     (22,517)
                                  ---------- ----------
  Deferred tax liabilities ......   $(2,830)   $(24,467)
                                  ========== ==========

The Company is required to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 1997, a valuation allowance of $7,096,000 was recorded, which increased $1,918,000 for the year ended December 31, 1997.

   At December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of $4,972,000 and $65,928,000 which expire in 2012 and 2013, respectively.

6. DEBT AND BORROWING ARRANGEMENTS

   At December 31, 1996, December 31, 1997 and March 31, 1998, long term debt consisted of the following (in thousands):

                                                       MARCH 31,
                        DECEMBER 31,    DECEMBER 31,      1998
                            1996            1997      (UNAUDITED)
                       -------------- --------------  -----------
Term Loans ...........    $158,000        $149,750      $ 30,000
10 1/4% Senior Notes            --              --       130,000
 Less Current Portion        8,250           9,500         2,750
                       -------------- --------------  -----------
Long-Term Debt .......    $149,750        $140,250      $157,250
                       ============== ==============  ===========

   In 1996, in connection with the Acquisition, the Company entered into a Credit Agreement which provides for Term Loan Commitments under Senior Secured Credit facilities totaling $160 million, and a Revolving Loan Commitment totaling $30 million. In February 1998, the Company issued $130 million of 10 1/4% Senior Notes due February 2008. The offering was underwritten by DLJ. The proceeds of this offering were used to repay $120 million of the Term Loans outstanding under the Credit Agreement. In

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

addition, in February 1998, the Company amended the Credit Agreement to reduce the total facility to $60 million. This amendment included revisions to certain covenant requirements. In connection with the Credit Agreement, the Company incurred administrative and commitment fees for the three months ended December 31, 1996 and for the year ended December 31, 1997, such costs, included in interest expense, were $60,000 and $216,000, respectively. Long-term debt outstanding as Term Loans as of March 31, 1998 (unaudited) are due in quarterly installments which total in each year as follows (in thousands):

                         1998
                     -----------
                     (UNAUDITED)
1998 (Nine Months)     $ 1,500
1999................     5,000
2000................     6,000
2001................     8,500
2002 ...............     9,000
                     -----------
                       $30,000
                     ===========

   Interest rates are determinable under the Credit Agreement based upon certain market "Base Rates" or LIBOR, plus an "Applicable Margin" of between 1.75% to 3.5%. The Applicable Margins for Tranche B and Tranche C loans are fixed while those for Tranche A loans ($58,250,000 and $51,000,000 as of December 31, 1996 and December 31, 1997, respectively) vary based, generally, on earnings performance. The average interest rate under Term Loans in effect during the three months ended December 31, 1996 and the year ended December 31, 1997 was 9.59% and 8.90%, respectively. Such rates at March 31, 1997 and March 31, 1998 were 8.7% (unaudited) and 9.02% (unaudited), respectively. Interest expense on the Term Loans for the three months ended December 31, 1996 and for the year ended December 31, 1997 was $3,836,000 and $13,984,000, respectively.

   Revolving loan commitents equal an amount based upon an eligible borrowing base, as defined, with a maximum available limit of $30 million. The loan expires September 30, 2002, and interest rates are based on certain market "Base Rate" or LIBOR plus a margin of between 1.75% and 3.5% (generally based on earnings performance). At December 31, 1996 and December 31, 1997, the available borrowing base (which is net of outstanding borrowings) was $6,842,000 and $13,136,000, respectively. At March 31, 1997 and March 31,
1998, such base was $16,487,000 (unaudited) and $16,206,000 (unaudited), respectively. As of December 31, 1996 and December 31, 1997, amounts borrowed under the revolving loan commitments were $0 and $4,500,000, respectively. As of March 31, 1997 and March 31, 1998, such amounts were $2,500,000 (unaudited) and $1,000,000 (unaudited), respectively. Any borrowings under the revolving loan commitment in excess of $10 million must be repaid once per year, in accordance with the Credit Agreement. Interest expense on the revolving loan for the three months ended December 31, 1996 and the year ended December 31, 1997, was $0 and $119,000, respectively. For the three months ended March 31, 1997 and March 31, 1998, such interest expense was $0 (unaudited) and $128,000 (unaudited), respectively.

   Substantially all assets of the Company are pledged as collateral for the facilities described above. In addition, the Company is required to comply with various affirmative and negative covenants, including financial covenants requiring certain levels of net worth to be maintained and the achievement of certain financial ratios. The Company was not in compliance with certain covenants under the Credit Agreement for the quarter ended December 31, 1997. Waivers have been obtained from the lenders for such violations.

   As part of the Acquisition, the Company issued a Subordinated Note (the Subordinated Note) to Rust totaling $14.5 million due 2008. The Subordinated Note was recorded at its fair value of $4.8 million, assuming an effective interest rate of 18% per annum. On September 30, 1996, Holdings assumed all

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

obligations under the Subordinated Note by making a capital contribution to the Company of $4.8 million, which is included in paid-in capital of the Company. Because Holdings has no revenue generating activities, other than its ownership of the Company, it is likely that the Company's cash flows will service all or part of Holding's obligation under the Subordinated Note. Subject to certain conditions, Holdings has the option of paying interest, calculated annually, through the issuance of additional Subordinated Notes in lieu of cash. Additionally, based on Holdings' financial performance, the Subordinated Note's interest and principal payments may be delayed or accelerated. As a result of interest accretion, Holding's carrying amount of the Subordinated Note is approximately $5,965,000 and $5,055,000 as of December 31, 1997 and 1996, respectively. No principal or interest cash payments have been made during 1997.

7. LEASE OBLIGATIONS

   The Company leases a portion of its operating and office facilities under operating leases. For the three months ended December 31, 1996 and the year ended December 31, 1997, rent expense was approximately $271,000 and $1,334,000, respectively. The non-cancelable rental obligations as of December 31, 1997, are as follows:

                 1997
1998 .........  $1,529
1999 .........   1,166
2000 .........     831
2001..........     703
2002 .........     508
Thereafter  ..     692
               --------
 Total .......  $5,429
               ========

8. COMMITMENTS AND CONTINGENCIES

   In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable, however, in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

   The Company has available Letter of Credit Commitments in an amount not to exceed $15 million, of which $3,651,000 and $6,751,000 was outstanding with Bank of America at December 31, 1996 and December 31, 1997, respectively. At March 31, 1997 and March 31, 1998, such amounts were $3,651,000 (unaudited) and $7,101,000 (unaudited), respectively. For the three months ended December 31, 1996 and the year ended December 31, 1997, the Company paid fees related to such commitments (included in interest expense) of $20,000 and $134,000, respectively. For the three months ended March 31, 1997 and March 31, 1998, such fees were $27,000 (unaudited) and $51,000 (unaudited), respectively.

9. SENIOR EXCHANGEABLE PREFERRED STOCK

   The Company has authorized 1,250,000 shares and has issued and outstanding 1,042,460 of Senior Exchangeable Preferred Stock (the "Senior Preferred Stock"). The Senior Preferred Stock is mandatorily redeemable on September 30, 2007, at a redemption price equal to aggregate liquidation value plus unpaid dividends. The liquidation value of each share of Senior Preferred Stock is $25 at issuance. Dividends are calculated quarterly on the liquidation value of such shares at 14.5% annually. For the five-year period ended September 30, 2001, such dividends accrete on a compounded basis and increase the liquidation value. Dividends are payable in cash subsequent to this date. For the three months ended

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 1996 and the year ended December 31, 1997, dividends of $906,250 and $4,172,000 were accreted. For the three months ended March 31, 1997 and March 31, 1998, such accreted amounts were $1,017,000 (unaudited) and $1,142,000 (unaudited), respectively. As a result, the loss attributable to common stockholders for the three months ended December 31, 1996 and the year ended December 31, 1997 was $241,000 and $9,513,000, respectively. For the three months ended March 31, 1997 and March 31, 1998, such income (loss) was $865,000 (unaudited) and $(3,499,000) (unaudited), respectively.

   The Senior Preferred Stock carries no voting rights, but its holders have certain defined rights upon certain events occurring. In the event of a change in control of the Company, each holder of Senior Preferred Stock will have the right to require the Company to repurchase its shares at 101% of the liquidation value. The Company may redeem the Senior Preferred Stock at certain premiums to the liquidation value at any time after September 30, 2001 or upon the occurrence of an initial public offering of the Company's common stock prior to September 30, 1999. Additionally, at the option of the Company, the Senior Preferred Stock is exchangeable into 14.5% Subordinated Exchange Debentures due 2007, under certain conditions.

10. STOCKHOLDER'S EQUITY

   The Company has authorized, issued and outstanding 100 shares of $.01 par common stock. All of the common stock of the Company is owned by Holdings.

11. PARENT COMPANY TRANSACTIONS

   Holdings has authorized 15,000,000 shares and issued and outstanding 13,373,356 shares of $.01 par common stock.

   As part of the Acquisition, on September 30, 1996, Holdings and Carlisle agreed upon a grant of options to Carlisle (the "Carlisle Options") to acquire 918,750 shares of Holdings' common stock. The Carlisle Options fall into three categories, each with different vesting terms: time based, performance based, and path dependent (for which vesting is contingent upon certain measurements of the value of the Company). Substantially all of the value of the Carlisle Options was considered a cost of the Acquisition and pushed down to the Company's financial statements.

   In 1997, Holdings made a capital contribution to the Company of $873,356, representing cash and notes received by the Company from the sale of Holdings' common stock to certain directors, officers and employees of the Company. At December 31, 1997, certain officers and employees of the Company have outstanding promissory notes in the aggregate amount of $336,000, which were issued to the Company as consideration for a portion of the above Holdings' common stock. Such outstanding amounts were $336,000 (unaudited) at March 31, 1997 and March 31, 1998, respectively. The notes earn interest at 7.03% and mature on 2002. These notes are secured by shares owned by such officers and employees.

   In 1997, the Board of Directors of Holdings approved a stock option plan for key employees of the Company. During 1997, Holdings granted certain employees options to acquire 957,000 shares of Holding's common stock. The options were granted with an exercise price of $1.00 per share which management believes approximated the fair value of Holdings' common stock at the date of grant. The options vest over a maximum of ten years or a minimum of five years provided certain performance criteria are met. Unvested options are subject to forfeiture, upon employee termination, as defined. Additionally, any shares acquired upon exercise are subject to repurchase rights of the Company upon termination of employment, as defined. Upon a change of control, as defined, all unvested options will vest. In 1997, no options were canceled or exercised. The Company adopted the disclosure-only option under SFAS 123 "Accounting for Stock Based Compensation" ("SFAS 123"). The Company accounts for employee stock options under APB Opinion 25, as permitted under generally accepted accounting

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

principles. Accordingly, no compensation cost has been recognized in the accompanying financial statements related to these options. Had compensation cost for these options been determined consistent with SFAS 123, the Company's net loss would reflect the following (in thousands):

                    YEAR ENDED
                DECEMBER 31, 1997
                -----------------
Net loss
 As reported ..      $(5,341)
 Pro forma.....       (5,384)

   The fair value of each option is estimated on the date of grant based using the Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate of 6.5%; a 0% dividend yield; an average expected life of seven years. The fair value of options granted during 1997 was calculated to be $0.45 per option.

   In accordance with the Shareholder's Agreement of Holdings, in the event any shareholder desires to transfer any shares of Holdings to a third party prior to September 30, 2001, such shareholders must first offer such shares to the other shareholders. Also, certain shareholders engaged in a transfer of shares to a third party have the right to compel the other shareholders to sell a proportionate share of their holdings to the third party, as defined.

12. RELATED PARTY TRANSACTIONS

   Certain shareholders of Holdings receive a quarterly Management Advisory Fee in return for management, advisory and other services rendered. Such fees totaled $125,000 and $500,000 for the three months ended December 31, 1996 and the year ended December 31, 1997, respectively.

   In connection with the Acquisition, the Company entered into a Transitional Services Agreement with WMI and Rust. In consideration of certain services to be rendered by the Company and the licenses and preferred customer status granted by the Company, WMI shall pay to the Company $725,000 per quarter through September 30, 1999 ($8.7 million in total). The Company recorded $7,437,500 as a note receivable from WMI in purchase accounting. The balance of $1,262,500 is being accounted for as a reduction to the Company's operating expenses in the period the aforementioned services are provided. For the three months end December 31, 1996 and the year ended December 31, 1997, the Company received $725,000 and $2,900,000 respectively in cash and reduced its note receivable by $362,000 and $2,200,000 respectively. For the three months ended December 31, 1996 and the year ended December 31, 1997, operating expenses were reduced by $362,000 and $700,000, respectively. For the three months ended March 31, 1997 and March 31, 1998, such reductions were $175,000 (unaudited) and $50,000 (unaudited), respectively.

13. EMPLOYEE BENEFIT PLAN

   In 1997, the Company established the Brandshare 401(k) Savings Plan and Profit Sharing Plan. Substantially all employees are eligible to participate in the Plan. Participants may elect to defer 2% to 10% of their salary. The Company, at its sole discretion, may make matching contributions to the Plan. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company contributed $318,000 and $94,000 (unaudited) to the Plan.

                        BRAND SCAFFOLD SERVICES, INC.
                               AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS--The carrying amounts approximate fair value.

     NOTES RECEIVABLE--The fair value of notes receivable are based on discounted future cash flows at current interest rates.

     REVOLVING LOAN AND LONG-TERM DEBT--The carrying amounts of the Company's borrowings under the Credit Agreement approximate their fair value because such borrowings carry variable interest rates.

     INTEREST RATE HEDGE--The fair values of interest rate collars are the amounts at which they could be settled, based on estimates obtained from dealers.

     14.5% SENIOR EXCHANGEABLE PREFERRED STOCK--The liquidation amounts plus accreted dividends approximate fair value.

   The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1997, are as follows:

                                               1996                     1997
                                     ------------------------ ------------------------
                                       CARRYING      FAIR       CARRYING      FAIR
                                        AMOUNT       VALUE       AMOUNT       VALUE
                                     ----------- -----------  ----------- -----------
Cash and cash equivalents...........  $   4,881    $   4,881   $   2,217    $   2,217
Notes receivable....................      2,781        3,021       1,144        1,192
Revolving loan......................         --           --      (4,500)      (4,500)
Long-term debt......................   (158,000)    (158,000)   (149,750)    (149,750)
Interest rate hedge.................         --           --          --         (298)
14.5% Senior Exchangeable Preferred
 Stock..............................     25,906       25,906      31,140       31,140

===============================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                                 -------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Prospectus Summary .....................................................   3
Risk Factors ...........................................................  13
Use of Proceeds ........................................................  19
The Exchange Offer .....................................................  19
Capitalization .........................................................  28
Selected Consolidated Financial Data ...................................  29
Management's Discussion and Analysis of Financial Condition and Results
   of Operations .......................................................  31
Business ...............................................................  37
Management .............................................................  43
Principal Stockholders .................................................  48
Certain Relationships and Related Transactions .........................  50
Description of Bank Facility ...........................................  51
Description of Preferred Stock .........................................  52
Description of Notes ...................................................  54
Plan of Distribution ...................................................  54
Legal Matters ..........................................................  55
Independent Public Accountants .........................................  55
Available Information ..................................................  55
Index to Consolidated Financial Statements ............................. F-1
===============================================================================

===============================================================================



                     [BRAND SCAFFOLD SERVICES, INC. LOGO]


                                 BRAND SCAFFOLD
                                 SERVICES, INC.



                OFFER TO EXCHANGE 14.5% SENIOR EXCHANGEABLE
                     PREFERRED STOCK DUE 2008, $0.01 PAR
               VALUE PER SHARE WHICH HAS BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   14.5% SENIOR EXCHANGEABLE PREFERRED STOCK
                      DUE 2008, $0.01 PAR VALUE PER SHARE






                              ------------------

                                  PROSPECTUS

                              ------------------


                                              , 1998


===============================================================================

                            [Alternate Front Cover]



                                   PROSPECTUS

[BRAND SCAFFOLD SERVICES, INC. LOGO]

                         BRAND SCAFFOLD SERVICES, INC.

 14.5% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2008, $0.01 PAR VALUE PER SHARE

     The 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "New Preferred Stock"), which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), was issued in exchange for the 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "Old Preferred Stock," and together with the New Preferred Stock, the "Preferred Stock") by Brand Scaffold Services, Inc., a Delaware corporation (the "Company").

     Holders of the Preferred Stock are entitled to receive dividends, when, as and if, declared by the Board (as defined) at a rate of 14.5% per annum on the liquidation value (initially $25.00 per share). Dividends on the Preferred Stock accrete to the liquidation value of the Preferred Stock. At March 31, 1998, the liquidation value was $30.95 per share. Subject to certain conditions, the Company may issue 14.5% Junior Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") in exchange for any or all outstanding Preferred Stock, at an exchange ratio of $1.00 of liquidation value of Preferred Stock for $1.00 principal amount of Exchange Debentures. After September 30, 2001, the Company may redeem any or all outstanding shares of the Preferred Stock at the redemption prices set forth herein. Subject to certain conditions, in the event of an Equity Offering (as defined) prior to September 30, 1999, the Company may redeem not less than all of the outstanding Preferred Stock at a price of 114.5% of liquidation value. In the event of a Change of Control (as defined in the Certificate of Designations), the Company is required to make an offer to redeem all shares of the Preferred Stock at a redemption price equal to 101% of the liquidation value. The Company is required to redeem all shares of the Preferred Stock on March 31, 2008 at a price equal to the liquidation value at such date. See "Description of Preferred Stock."

     This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. DLJSC may act as principal or agent in such transactions and has no obligation to make a market in the New Preferred Stock, and may discontinue its market-making activities any time without notice, at its sole discretion. If DLJSC conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the equity ownership of affiliates of DLJSC. Certain affiliates of DLJSC hold in the aggregate a 65.5% equity interest in the Company. The Company will receive no portion of the proceeds of the sale of such New Preferred Stock and will bear expenses incident to the registration thereof.

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                                     continued on following page


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE   , "RISK
  FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER.


                                --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998

                                                                [Alternate Page]

                            THE OLD PREFERRED STOCK


OLD PREFERRED STOCK.........   The Old Preferred Stock was originally issued
                               and sold on September 30, 1996 in transactions not registered under the Securities Act, in reliance upon the exemption provided in Section
                               4(2) of the Securities Act. Accordingly, the Old
                               Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available.



       SUMMARY DESCRIPTION OF THE PREFERRED STOCK AND EXCHANGE DEBENTURES



THE PREFERRED STOCK


DIVIDENDS...................   The holders of the Preferred Stock are entitled
                               to receive dividends, when, as and if declared by the Board at the rate of 14.5% per annum on the liquidation value. Dividends on the Preferred
                               Stock accrete to the liquidation value of the Preferred Stock until the Cash Pay Date (as defined). The Company is restricted from declaring dividends on other securities and from redeeming or repurchasing certain junior securities unless full cumulative dividends have been paid on the Preferred Stock. See
                               "Description of Preferred Stock."


LIQUIDATION PREFERENCE......   Liquidation value plus accrued and unpaid
                               dividends. At March 31, 1998, the liquidation value was $30.95 per share.


VOTING......................   Holders of the Preferred Stock have no general
                               voting rights except as provided by law and as provided in the Certificate of Designations (as defined) therefor. The holders of Preferred Stock voting as a class are entitled to elect two directors if and whenever (i) six consecutive quarterly dividends after the Fifth Anniversary
                               (as defined) have not been paid in full, (ii) the Company has not redeemed the Preferred Stock on March 31, 2008, (iii) the Company has not offered to redeem the Preferred Stock in a timely manner following a change of control event, (iv) dividends have been paid on other securities or junior securities have been redeemed or repurchased while full cumulative dividends have not been paid on the Preferred Stock or (v) the Company's Certificate of Incorporation has been amended in a manner adverse to the holders of Preferred Stock without such holder's consent.


MANDATORY REDEMPTION........   In the event of a Change of Control (as defined
                               in the Certificate of Designations), the Company is required to make an offer to redeem all shares of Preferred Stock at a redemption price equal to 101% of the liquidation value. In addition, the Company is required to redeem all shares of Preferred Stock on March 31, 2008 at a price equal to the liquidation value at such date.

                                                                [Alternate Page]

OPTIONAL REDEMPTION.........   In the event that Holdings or any affiliate of
                               the Company sells equity securities and
                               contributes the proceeds to the Company (an
                               "Equity Offering") prior to September 30, 1999, the Company may, at its option, redeem not less than all of the outstanding Preferred Stock at a price of 114.5% of the liquidation value;
                               provided that the aggregate redemption price of all the outstanding shares of Preferred Stock does not exceed the net proceeds received by the Company from such sale. After September 30, 2001, the Company may, at its option, redeem any or all outstanding shares of Preferred Stock at a price of 107.25% of the liquidation value in 2001 declining annually ratably to 100% in 2004 and thereafter.


RANKING.....................   The Preferred Stock shall, with respect to
                               dividend rights and rights on liquidation, dissolution and winding up, rank senior to all classes or series of equity securities of the Company, including the Company's common stock, $0.01 par value ("Common Stock"), and each other class of capital stock of the Company, the terms of which provide that such class shall rank junior to the Preferred Stock or the terms of which do not specify any rank relative to the Preferred Stock.


EXCHANGE FEATURE............   Subject to certain conditions, the Company may
                               issue 14.5% Junior Subordinated Exchange
                               Debentures in exchange for any or all outstanding
                               Preferred Stock, at an exchange ratio of $1.00 of liquidation value of Preferred Stock for $1.00 principal amount of Exchange Debentures.


THE EXCHANGE DEBENTURES


MATURITY DATE...............   March 31, 2008


INTEREST RATE...............   14.5% effective annual rate payable quarterly.
                               Prior to the Cash Pay Date, quarterly interest will be payable solely in the form of additional
                               Exchange Debentures. After the Cash Pay Date, interest will be payable in cash.


OPTIONAL REDEMPTION.........   The Securities are redeemable at any time after
                               September 30, 2001 at the option of the Company, in whole or in part, at certain redemption prices set forth herein. In addition, at the option of the Company, prior to September 30, 1999, the Company may redeem outstanding Exchange
                               Debentures, in whole or in part (pro rata from each holder thereof), at a purchase price equal to 114.5% of the principal amount of the Exchange
                               Debentures so redeemed plus accrued and unpaid cash interest, if any, to the date of redemption with the proceeds of an Equity Offering.


CHANGE OF CONTROL...........   In the event of a Change of Control that
                               constitutes a Repurchase Event (each, as defined in the Certificate of Designations), each holder of Exchange Debentures will have the right to require the Company to repurchase its Exchange
                               Debentures

                              [ALTERNATE PAGE]

                               at a purchase price equal to 101% of the principal amount of the Exchange Debentures so redeemed plus accrued and unpaid interest, if any.


RANKING.....................   The Exchange Debentures will be general
                               unsecured obligations of the Company and will be subordinated in right of payment to the prior payment of all indebtedness of the Company that is not expressly made pari passu with or junior to the Exchange Debentures.


CERTAIN COVENANTS...........   The Exchange Debentures, if issued, will be
                               issued pursuant to an indenture which will contain certain customary covenants which, among other things, relate to (i) the payment of principal, premium and interest on the Exchange
                               Debentures, (ii) the maintenance of an office for payments, (iii) the appointment of a paying agent, (iv) lists of Exchange Debenture holders,
                               (v) the filing of reports, (vi) limitations on certain payments by the Company and (vii) limitations on the Company's ability to merge, consolidate or sell all or substantially all its assets.


                                  RISK FACTORS

     Prospective investors in the Preferred Stock should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                                                                [Alternate Page]


                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of Preferred Stock offered pursuant to this Prospectus.

                                                                [Alternate Page]


                       MARKET-MAKING ACTIVITIES OF DLJSC


     This Prospectus is to be used by DLJSC in connection with offers and sales of the New Preferred Stock in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. DLJSC may act as principal or agent in such transactions. There can be no assurance that DLJSC will continue to act in such capacities. DLJSC has no obligation to make a market in the New Preferred Stock, and may discontinue its market-making activities at any time without notice, at its sole discretion.


     DLJMB, an affiliate of DLJSC, holds together with its affiliates, in the aggregate, a 65.5% equity interest in the Company. DLJSC acted as an intermediate purchase of the Old Preferred Stock pursuant to the Resale Agreement.


     The Company will receive no portion of the proceeds of the sales of the New Preferred Stock and will bear the expenses incident to the registration thereof. The Company has agreed to indemnify DLJSC against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments DLJSC may be required to make in respect thereof.

                            [Alternate Back Cover]
===============================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                                 -------------

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----

Prospectus Summary ....................................................
Risk Factors ..........................................................
Use of Proceeds .......................................................
Capitalization ........................................................
Selected Consolidated Financial Data ..................................
Management's Discussion and Analysis of Financial Condition and
   Results of Operations ..............................................
Business ..............................................................
Management ............................................................
Principal Stockholders ................................................
Certain Relationships and Related Transactions ........................
Description of Bank Facility ..........................................
Description of Preferred Stock ........................................
Description of Notes ..................................................
Legal Matters .........................................................
Independent Public Accountants ........................................
Market Making Activities of DLJSC .....................................
Available Information .................................................
Index to Consolidated Financial Statements ............................  F-1
===============================================================================

===============================================================================


                     [BRAND SCAFFOLD SERVICES, INC. LOGO]



                                 BRAND SCAFFOLD
                                SERVICES, INC.




                      14.5% SENIOR EXCHANGEABLE PREFERRED
                                 STOCK DUE 2008





                              ------------------

                                  PROSPECTUS

                              ------------------

                                        , 1998


===============================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.


     The Company's Certificate of Incorporation, as amended, provides in effect for the indemnification of the Company of each director and officer of the Company to the fullest extent permitted by applicable law.


     If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.


ITEM 21. EXHIBITS


     (a) Exhibits

 EXHIBIT NO.                                             DESCRIPTION
 -----------                                             -----------
   *3.1       --   Certificate of Incorporation of the Registrant
   *3.2       --   Certificate of Amendment of Certificate of Incorporation of the Registrant
   *3.3       --   Amended and Restated By-Laws of Brand Scaffold Services, Inc.
   *4.1       --   Amended and Restated Certificate of Designations, Preferences and Rights of 14.5%
                   Senior Exchangeable Preferred Stock due 2008 (the "Preferred Stock")
   *4.2       --   Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle-Brand
                   Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc. ("Holdings"),
                   Brand Scaffold Services, Inc. and Certain Individuals
   *4.3       --   Stock Option Agreement dated as of March 4, 1997 between Holdings and Carlisle
                   Group, L.P.
   *4.4       --   Indenture dated as of February 25, 1998 between the Company, and U.S. Trust
                   Company of Texas, N.A., as Trustee, relating to the Company's 10 1/4% Senior Notes due 2008 (the "Notes")
   *4.5       --   Registration Rights Agreement, dated as of February 25, 1998, between the Company and Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC"), as initial purchaser, relating to the Notes
   *4.6       --   Registration Rights Agreement dated as of March 2, 1998 by and between the
                   Company and DLJSC, relating to the Preferred Stock

 EXHIBIT NO.                                               DESCRIPTION
 -----------                                               -----------
   5          --   Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered
*10.1         --   Credit Agreement dated as of September 30, 1996, among Brand Scaffold Services,
                   Inc., the Banks party thereto, DLJ Capital, as Syndication Agent, and Bank of
                   America, as Administrative Agent
*10.2         --   Purhcase Agreement dated as of February 25, 1998, by and between the Company and
                   DLJSC, as initial purchaser, relating to the Notes
*10.3         --   The Amended and Restated Transaction Agreement dated as of September 18, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle
                   Enterprises, L.P., Holdings, the Company, Brand Scaffold Builders, Inc., Brand Scaffold
                   Rental & Erection, Inc. 702569 Alberta Ltd., Rust International Inc., Rust Industrial
                   Services Inc., Rust Scaffold Services Inc., Rust Scaffold Builders Inc., and Rust Scaffold
                   & Erection Inc.
*10.4         --   Employment Agreement dated as of October 1, 1996 between the Company and
                   John M. Monter
*10.5         --   Employment Agreement dated as of July 29, 1996 between the Company and
                   James "Marty" McGee
*10.6         --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Ronald W. Moore
*10.7         --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Otto K. Knoll
*10.8         --   Offer Letter dated as of March 30, 1998 between the Company and Ian R. Alexander
 12           --   Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
                   Preferred Stock Dividends
*21           --   Subsidiaries of the Registrant
 23.1         --   Consent of Arthur Andersen LLP, independent public accountants
 23.2         --   Consent of Davis Polk & Wardwell, counsel to the Registrant (included in Exhibit 5)
 24           --   Powers of Attorney (included on signature page)
*27           --   Financial Data Schedule
 99.1         --   Form of Letter of Transmittal
 99.2         --   Form of Notice of Guaranteed Delivery
 99.3         --   Form of Instruction to Registered Holder and/or Book-Entry Transfer Facility
                   Participant from Owner of Old Notes
 99.4         --   Form of Letter to Clients of Depository Trust Company Participants
 99.5         --   Form of Letter to Registered Holders and Depository Trust Company Participants

----------
* Incorporated herein by reference to exhibit of the same number in the Registrant's Registration Statement on Form S-1, Registration Number
           .

     (b) Schedules

     All supplementary schedules relating to the Registration Statement are omitted because they are not required or because the required information, where material, is contained in the Financial Statements.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF CHESTERFIELD, STATE OF MISSOURI, JUNE 3, 1998.


                                        BRAND SCAFFOLD SERVICES, INC.
June 3, 1998
                                        By: /s/ Ian R. Alexander
                                          -------------------------------------
                                          Ian R. Alexander
                                          Chief Financial Officer,
                                          Vice President, Finance and Secretary


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Monter, Ian R. Alexander and Jeffrey W. Peterson, jointly and severally, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, pursuant to the requirements of the Securities Act of 1933, the Registration Statement on Form S-1 for BRAND SCAFFOLD SERVICES, INC. in connection with the Company's registration of its New Preferred Stock issuable in exchange for the Company's 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share, along with the Company's 14.5% Junior Subordinated Exchange Debentures due 2008 issuable upon exchange of the Preferred Stock, and to file the same with the Securities and Exchange Commission, together with all exhibits thereto and other documents in connection therewith, and to sign on his behalf and in his stead, in any and all capacities, any amendments (including post-effective amendments) and supplements to said Registration Statement, incorporating such changes as any of the said attorneys-in-fact deems appropriate, in the matter of the proposed offering by the Company of the securities registered pursuant to said Registration Statement, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.




           SIGNATURE                               TITLE                         DATE
           ---------                               -----                         ----
     /s/ John M. Monter           Director, Chief Executive Officer and     June 3, 1998
-----------------------------     President (Principal Executive
        John M. Monter            Officer)

    /s/ Ian R. Alexander          Chief Financial Officer, Vice             June 3, 1998
-----------------------------     President, Finance and Secretary
       Ian R. Alexander           (Principal Financial Officer and
                                  Principal Accounting Officer)

      /s/ David L. Jaffe          Chairman of the Board                     June 3, 1998
-----------------------------
        David L. Jaffe

     /s/ Robert Bonczek           Director                                  June 3, 1998
-----------------------------
        Robert Bonczek

           SIGNATURE                               TITLE                         DATE
           ---------                               -----                         ----
     /s/ James S. Carlisle        Director                                  June 3, 1998
-----------------------------
       James S. Carlisle

      /s/ Vincent Langone         Director                                  June 3, 1998
-----------------------------
        Vincent Langone

     /s/ D.P. "Pat" Payne         Director                                  June 3, 1998
-----------------------------
        D.P. "Pat" Payne

      /s/ Karl R. Wyss            Director                                  June 3, 1998
-----------------------------
          Karl R. Wyss

 *By:/s/ Ian R. Alexander                                                   June 3, 1998
      ----------------------
      Ian R. Alexander
      as Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT NO.                                               DESCRIPTION
 -----------                                               -----------
        *3.1  --   Certificate of Incorporation of the Registrant
        *3.2  --   Certificate of Amendment of Certificate of Incorporation of the Registrant
        *3.3  --   Amended and Restated By-Laws of Brand Scaffold Services, Inc.
        *4.1  --   Amended and Restated Certificate of Designations, Preferences and Rights of 14.5%
                   Senior Exchangeable Preferred Stock due 2008 (the "Preferred Stock")
        *4.2  --   Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle-Brand
                   Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc. ("Holdings"),
                   Brand Scaffold Services, Inc. and Certain Individuals
        *4.3  --   Stock Option Agreement dated as of March 4, 1997 between Holdings and Carlisle
                   Group, L.P.
        *4.4  --   Indenture dated as of February 25, 1998 between the Company, and U.S. Trust
                   Company of Texas, N.A., as Trustee, relating to the Company's 10 1/4% Senior Notes due 2008 (the "Notes")
        *4.5  --   Registration Rights Agreement, dated as of February 25, 1998, between the Company and Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC"), as initial purchaser, relating to the Notes
        *4.6  --   Registration Rights Agreement dated as of March 2, 1998 by and between the
                   Company and DLJSC, relating to the Preferred Stock
         5    --   Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered
       *10.1  --   Credit Agreement dated as of September 30, 1996, among Brand Scaffold Services,
                   Inc., the Banks party thereto, DLJ Capital, as Syndication Agent, and Bank of
                   America, as Administrative Agent
       *10.2  --   Purhcase Agreement dated as of February 25, 1998, by and between the Company and
                   DLJSC, as initial purchaser, relating to the Notes
       *10.3  --   The Amended and Restated Transaction Agreement dated as of September 18, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle
                   Enterprises, L.P., Holdings, the Company, Brand Scaffold Builders, Inc., Brand Scaffold
                   Rental & Erection, Inc. 702569 Alberta Ltd., Rust International Inc., Rust Industrial
                   Services Inc., Rust Scaffold Services Inc., Rust Scaffold Builders Inc., and Rust Scaffold
                   & Erection Inc.
       *10.4  --   Employment Agreement dated as of October 1, 1996 between the Company and
                   John M. Monter
       *10.5  --   Employment Agreement dated as of July 29, 1996 between the Company and
                   James "Marty" McGee
       *10.6  --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Ronald W. Moore

  EXHIBIT NO.                                             DESCRIPTION
  -----------                                             -----------
         *10.7 --   Employment Agreement dated as of July 29, 1996 between the Company and
                    Otto K. Knoll
         *10.8 --   Offer Letter dated as of March 30, 1998 between the Company and Ian R. Alexander
          12   --   Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
                    Preferred Stock Dividends
         *21   --   Subsidiaries of the Registrant
          23.1 --   Consent of Arthur Andersen LLP, independent public accountants
          23.2 --   Consent of Davis Polk & Wardwell, counsel to the Registrant (included in Exhibit 5)
          24   --   Powers of Attorney (included on signature page)
         *27   --   Financial Data Schedule
          99.1 --   Form of Letter of Transmittal
          99.2 --   Form of Notice of Guaranteed Delivery
          99.3 --   Form of Instruction to Registered Holder and/or Book-Entry Transfer Facility
                    Participant from Owner of Old Notes
          99.4 --   Form of Letter to Clients of Depository Trust Company Participants
          99.5 --   Form of Letter to Registered Holders and Depository Trust Company Participants

----------
*     Incorporated herein by reference to exhibit of the same number in the
      Registrant's Registration Statement on Form S-1, Registration Number   .


                                      E-2